                                                Filed Pursuant to Rule 424(b)(5)
                                                      Registration No. 333-13649

                             SUBJECT TO COMPLETION

             PRELIMINARY PROSPECTUS SUPPLEMENT DATED APRIL 28, 1997

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED APRIL 28, 1997)

                                     [LOGO]

                                2,500,000 UNITS

                           MERRILL LYNCH & CO., INC.

        NIKKEI 225 MARKET INDEX TARGET-TERM SECURITIES DUE JUNE   , 2002
                         "MITTS-REGISTERED TRADEMARK-"
                        ($10 PRINCIPAL AMOUNT PER UNIT)

GENERAL:
- Senior unsecured debt securities                  - Not redeemable prior to maturity
- No payments prior to maturity                     - Transferable only in whole Units

PAYMENT AT MATURITY:

               Principal Amount + Supplemental Redemption Amount

The Supplemental Redemption Amount will be based on the percentage change in the Nikkei Stock Average multiplied by a Participation Rate expected to be between 140% and 150%. The Supplemental Redemption Amount may be ZERO, but will not be less than zero.

BEFORE YOU DECIDE TO INVEST IN THE MITTS, CAREFULLY READ THIS PROSPECTUS SUPPLEMENT AND PROSPECTUS, ESPECIALLY THE RISK FACTORS BEGINNING ON PAGE S-7.

Neither the Securities and Exchange Commission (the "SEC") nor any state securities commision has approved these securities or passed upon the adequacy of this Prospectus Supplement or attached Prospectus. Any representation to the contrary is a criminal offense.

                                                       INITIAL PUBLIC       UNDERWRITING        PROCEEDS TO
                                                     OFFERING PRICE(1)      DISCOUNT(1)          COMPANY(2)
Per MITTS..........................................         $10                  $           $
Total..............................................     $25,000,000      $                   $

(1) The "Initial Public Offering Price" and "Underwriting Discount" for any single transaction to purchase 200,000 Units to (but not including) 500,000
    Units will be $         per Unit and $         per Unit, respectively, and
    the "Initial Public Offering Price" and "Underwriting Discount" for any
    single transaction to purchase 500,000 Units or more will be $         per
    Unit and $         per Unit, respectively.

(2) Before deduction of expenses payable by Merrill Lynch & Co., Inc.

    We expect that the MITTS will be ready for delivery in book-entry form only
through the facilities of DTC, on or about June   , 1997 against payment in
immediately available funds.
                            ------------------------

                              MERRILL LYNCH & CO.
                                ---------------

            The date of this Prospectus Supplement is June   , 1997.

------------------------

"MITTS" is a registered service mark and "Market Index Target-Term Securities" is a service mark owned by Merrill Lynch & Co., Inc.

                              [INSIDE FRONT COVER]

STABILIZATION

    Certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the MITTS. Such transactions may include stabilizing, the purchase of MITTS to cover syndicate short positions and the imposition of penalty bids. For a description of these activities, see "Underwriting".

REQUIRED LEGEND

    We are required to disclose that the Commissioner of Insurance of the State of North Carolina has not approved or disapproved the offering of the MITTS nor has the Commissioner determined the accuracy or adequacy of this Prospectus Supplement or the Prospectus.

CONTENT OF PROSPECTUS

    You should rely only on the information contained in this document or in documents we filed with the SEC that we have referred you to. We have not authorized anyone to provide you with different information. You should not assume that the information in the Prospectus or Prospectus Supplement is accurate as of any date other than the date on the front of this document.

LIMITATIONS ON OFFERS OR SOLICITATIONS

    We do not intend this document to be an offer or solicitation:

       (A) if used in a jurisdiction in which such offer or solicitation is not authorized;

       (B) if the person making such offer or solicitation is not qualified to do so; or

       (C) if such offer or solicitation is made to anyone to whom it is unlawful to make such offer or solicitation.

                               TABLE OF CONTENTS

                                                   PAGE
                                                 ---------
THE PROSPECTUS SUPPLEMENT:

SUMMARY INFORMATION--Q&A.......................        S-4
  What are the MITTS?..........................        S-4
  What will I receive at maturity of the
    MITTS?.....................................        S-4
  How has the Nikkei 225 Index performed
    historically?..............................        S-5
  What about taxes?............................        S-5
  Who publishes the Nikkei 225 Index and what
    does it measure?...........................        S-6
  Will the MITTS be listed on a stock
    exchange?..................................        S-6
  What is the role of our subsidiary,
    MLPF&S?....................................        S-6
  Can you tell me more about the Company?......        S-6
  Are there any risks associated with my
    investment?................................        S-6

WHERE YOU CAN FIND MORE INFORMATION............        S-7

RISK FACTORS...................................        S-7
  The Supplemental Redemption Amount...........        S-7
  Your yield may be lower than the yield on a
    standard debt security of comparable
    maturity...................................        S-7
  Your return will not reflect the payment of
    dividends..................................        S-7
  Currency exchange rate.......................        S-8
  Uncertain trading market.....................        S-8
  Factors affecting trading value of the
    MITTS......................................        S-8
  State law limits on interest paid............        S-9
  The Japanese securities market...............        S-9
  Purchases and sales by Merrill Lynch.........       S-10
  Potential conflicts..........................       S-10

RECENT DEVELOPMENTS............................       S-11
  Results of Operations for the Three Months
    Ended March 28, 1997.......................       S-12

DESCRIPTION OF SECURITIES......................       S-14
  General......................................       S-14
  Payment at Maturity..........................       S-14

                                                   PAGE
                                                 ---------
  Hypothetical Returns.........................       S-15
  Adjustments to the Index; Market Disruption
    Events.....................................       S-16
  Discontinuance of the Index..................       S-17
  Events of Default and Acceleration...........       S-17
  Depository...................................       S-18
  Same-Day Settlement and Payment..............       S-19

THE INDEX......................................       S-20
  General......................................       S-20
  The Tokyo Stock Exchange.....................       S-21
  Historical Data on the Index.................       S-22

CERTAIN UNITED STATES FEDERAL INCOME TAX
  CONSIDERATIONS...............................       S-24
  General......................................       S-24
  U.S. Holders.................................       S-25
  Hypothetical Table...........................       S-26
  Non-U.S. Holders.............................       S-27
  Backup Withholding...........................       S-28

USE OF PROCEEDS................................       S-28

UNDERWRITING...................................       S-28

VALIDITY OF SECURITIES.........................       S-29

INDEX OF DEFINED TERMS.........................       S-30

THE PROSPECTUS:

AVAILABLE INFORMATION..........................          2
INCORPORATION OF CERTAIN DOCUMENTS BY
  REFERENCE....................................          2
MERRILL LYNCH & CO., INC.......................          3
USE OF PROCEEDS................................          3
SUMMARY FINANCIAL INFORMATION..................          4
DESCRIPTION OF DEBT SECURITIES.................          8
DESCRIPTION OF DEBT WARRANTS...................         12
DESCRIPTION OF CURRENCY WARRANTS...............         13
DESCRIPTION OF INDEX WARRANTS..................         14
PLAN OF DISTRIBUTION...........................         19
EXPERTS........................................         20

                            SUMMARY INFORMATION--Q&A

This summary includes questions and answers that highlight selected information from the Prospectus and Prospectus Supplement to help you understand the MITTS. You should carefully read the entire Prospectus and Prospectus Supplement to fully understand the terms of the MITTS, the Nikkei Stock Average (the "Nikkei 225 Index" or the "Index"), as well as the tax and other considerations that are important to you in making a decision about whether to invest in the MITTS. You should, in particular, carefully review the "Risk Factors" section, which highlights certain risks, to determine whether an investment in the MITTS is appropriate for you.

WHAT ARE THE MITTS?

    The MITTS are a series of senior debt securities issued by Merrill Lynch & Co., Inc. (the "Company"). The MITTS are not secured by collateral. The MITTS will rank equally with all other unsecured and unsubordinated debt of the
Company. The MITTS mature on June   , 2002 and do not provide for earlier
redemption. We will make no payments on the MITTS until maturity.

    Each "Unit" of MITTS represents $10 principal amount of MITTS. You may transfer the MITTS only in whole Units. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the MITTS in the form of a global certificate, which will be held by The Depository Trust Company ("DTC"), or its nominee. Direct and indirect participants in DTC will record beneficial ownership of the MITTS by individual investors. You should refer to the section "Description of the MITTS--Depository" in this Prospectus Supplement.

WHAT WILL I RECEIVE AT MATURITY OF THE MITTS?

    We have designed the MITTS for investors who want to protect their investment by receiving at least the principal amount of their investment at maturity and who also want to participate in a possible increase in the Nikkei 225 Index. At maturity, you will receive a payment on the MITTS equal to the sum of two amounts: the principal amount and the "Supplemental Redemption Amount", which is based on the percentage change in the Nikkei 225 Index.

    PRINCIPAL AMOUNT

    The principal amount per Unit is $10.

    SUPPLEMENTAL REDEMPTION AMOUNT

    The Supplemental Redemption Amount per Unit will equal:

$10 X      EIV-SIV       X PR
           -------
             SIV

but will not be less than zero.

EIV = Ending Index Value,

SIV = Starting Index Value and

PR = Participation Rate

    "ENDING INDEX VALUE" means the average of the values of the Nikkei 225 Index at the close of the market on five business days before the maturity of the MITTS. We may calculate the Ending Index Value by reference to fewer than five or even a single day's closing value if, during the days prior to the maturity date of the MITTS, there is a disruption in the trading of the securities comprising the Nikkei 225 Index.

    "STARTING INDEX VALUE" means the value of the Index at the market close on the date the MITTS are priced for initial sale to the public (the "Pricing Date").

    "PARTICIPATION RATE" means a factor expected to be between 140% and 150%. We will determine the Participation Rate on the day the MITTS are priced for initial sale to the public and we will disclose it in the final form of the Prospectus Supplement delivered to you in connection with sales of the MITTS.

    For more specific information about the Supplemental Redemption Amount, please see the section "Description of Securities" in this Prospectus Supplement.

    We will pay you a Supplemental Redemption Amount only if the Ending Index Value is greater than the Starting Index Value. IF THE ENDING INDEX VALUE IS LESS THAN, OR EQUAL TO, THE STARTING INDEX VALUE, THE SUPPLEMENTAL REDEMPTION AMOUNT WILL BE ZERO. We will pay you the principal amount of the MITTS regardless of whether any Supplemental Redemption Amount is payable.

    SUPPLEMENTAL REDEMPTION AMOUNT--EXAMPLES

    Here are two examples of Supplemental Redemption Amount calculations assuming a
Participation Rate of 145% (the midpoint of an expected offering range of 140% to 150%):

Example 1: Nikkei 225 Index decreases below the Starting Index Value
----------
Hypothetical Starting Index Value: 17,000
Hypothetical Ending Index Value: 16,000

                                                    16,000 - 17,000
Supplemental Redemption Amount (Per Unit) = $10 X   ---------------  X 145% = $0.00
                                                         17,000
                                                                              (cannot be
                                                                               less than zero)
Total payment at maturity (Per Unit) = $10 + $0 = $10

Example 2: Nikkei 225 Index increases above the Starting Index Value
----------
Hypothetical Starting Index Value: 17,000
Hypothetical Ending Index Value: 23,000

                                                    23,000 - 17,000
Supplemental Redemption Amount (Per Unit) = $10 X   ---------------  X 145% = $5.12
                                                        17,000
Total payment at maturity (Per Unit) = $10 + $5.12 = $15.12

HOW HAS THE NIKKEI 225 INDEX PERFORMED HISTORICALLY?

    We have provided a table showing the closing values of the Nikkei 225 Index on the last business day of each year from 1966 to 1996 and on the last business day of each month from January 1992 to March 1997, as published by Nihon Keizai Shimbun, Inc. ("NKS"). You can find this table in the section "The Index--Historical Data on the Index" in the Prospectus Supplement. We have provided this historical information to help you evaluate the behavior of the Nikkei 225 Index in various economic environments; however, past performance is not necessarily indicative of how the Index will perform in the future.

WHAT ABOUT TAXES?

    You will be required to pay taxes on ordinary income from the MITTS over their term based upon an estimated yield for the MITTS, even though you will not receive any payments from us until maturity. We have determined this estimated yield, in accordance with regulations issued by the Treasury Department, solely in order for you to figure the amount of taxes that you will owe each year as a result of owning a MITTS. This estimate is neither a prediction nor a guarantee of what the actual Supplemental Redemption Amount will be, or that the actual Supplemental Redemption Amount will even exceed zero. We have determined that
this estimated yield will equal    % per annum (compounded semiannually).

    Based upon this estimated yield, if you pay your taxes on a calendar year basis and if you buy a MITTS for $10 and hold the MITTS until maturity, you will be required to pay taxes on the following amounts of ordinary income from the
MITTS each year: $         in 1997, $         in 1998, $         in 1999,
$         in 2000, $         in 2001 and $         in 2002. However, in 2002,
the amount of ordinary income that you will be required to pay taxes on from
owning a MITTS may be greater or less than $         , depending upon the amount
you receive at maturity. Also, if the sum of the principal amount and the
Supplemental Redemption Amount is less than $         , you may have a loss
which you could deduct against other income you may have in 2002, but, under current tax regulations, you would neither be required nor allowed to amend tax returns for prior years. For further information, see "Certain United States Federal Income Tax Considerations" in this Prospectus Supplement.

WHO PUBLISHES THE NIKKEI 225 INDEX AND WHAT DOES IT MEASURE?

    The Nikkei 225 Index is a stock index published by NKS that measures the composite price performance of selected Japanese stocks. The Nikkei 225 Index is currently based on 225 common stocks traded on the Tokyo Stock Exchange (the "TSE") and represents a broad cross section of Japanese industry. All 225 underlying stocks are stocks listed in the First Section of the TSE and are, therefore, among the most actively traded stocks on the TSE. The Nikkei 225 Index is a modified, price-weighted index which means an underlying stock's weight in the index is based on its price per share rather than the total market capitalization of the issuer.

WILL THE MITTS BE LISTED ON A STOCK EXCHANGE?

    We have applied to have the MITTS listed on the New York Stock Exchange under the symbol "JEM".

WHAT IS THE ROLE OF OUR SUBSIDIARY, MLPF&S?

    Our subsidiary, Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), is the underwriter for the offering and sale of the MITTS. After the initial offering, MLPF&S intends to buy and sell MITTS to create a secondary market for holders of the MITTS, and to stabilize or maintain the market price of the MITTS. However, MLPF&S will not be obligated to engage in any of these market activities, or continue them once it has started.

    MLPF&S will also be our agent (the "Calculation Agent") for purposes of calculating the Starting Index Value and the Ending Index Value and the other amounts for the MITTS, including the Supplemental Redemption Amount. Under certain circumstances, these duties could result in a conflict of interest between MLPF&S's status as a subsidiary of the Company and its responsibilities as Calculation Agent.

CAN YOU TELL ME MORE ABOUT THE COMPANY?

    Merrill Lynch & Co., Inc. is a holding company with various subsidiary and affiliated companies that provide investment, financing, insurance and related services on a global basis. For information about the Company see the section "Merrill Lynch & Co., Inc." in the Prospectus. You should also read the other documents the Company has filed with the SEC, which you can find by referring to the section "Where You Can Find More Information" in this Prospectus Supplement.

ARE THERE ANY RISKS ASSOCIATED WITH MY INVESTMENT?

    Yes, the MITTS are subject to certain risks. Please refer to the section "Risk Factors" in this Prospectus Supplement.

                      WHERE YOU CAN FIND MORE INFORMATION

    The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. Some of these documents are incorporated by reference in, and form a part of, this Prospectus Supplement and the Prospectus, as described in the section "Incorporation of Certain Documents by Reference" in the Prospectus. You may read and copy any document we file by visiting the SEC's public reference rooms in Washington, D.C. at 450 Fifth Street, Room 1024, N.W., Washington, D.C., 20549; or at the SEC's regional offices at 500 West Madison Street, Suite 400, Chicago, Illinois 60661-2511 and Seven World Trade Center, New York, New York 10048. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. Copies of our SEC filings can also be obtained from the SEC's Internet Web site at http://www.sec.gov. You may also read copies of these documents at the offices of the New York Stock Exchange, the American Stock Exchange, the Chicago Stock Exchange, and the Pacific Exchange.

    We will send you copies of our SEC filings, without exhibits, at no cost upon request. Please address your request to Lawrence M. Egan, Jr., Secretary's Office, Merrill Lynch & Co., Inc., 100 Church Street, 12th Floor, New York, New York 10080-6512; telephone number (212) 602-8435.

                                  RISK FACTORS

    Your investment in MITTS will involve certain risks. For example, there is the risk that you might not earn a return on your investment, and the risk that you will be unable to sell your MITTS prior to their maturity. You should carefully consider the following discussion of risks before deciding whether an investment in the MITTS is suitable for you.

THE SUPPLEMENTAL REDEMPTION AMOUNT.

    We will set the Starting Index Value on the Pricing Date and disclose it to you in the final Prospectus Supplement you will receive in connection with your purchase of the MITTS. If the Ending Index Value does not exceed the Starting Index Value at maturity, the Supplemental Redemption Amount will be zero. This will be true even if the value of the Index was higher than the Starting Index Value at some time during the life of the MITTS but later falls below the Starting Index Value. If the Supplemental Redemption Amount is zero, we will pay you only the principal amount of your MITTS.

    We will set the Participation Rate on the Pricing Date. The Participation Rate is a factor expected to be between 140% and 150%. We will determine the actual rate on the Pricing Date and disclose it to you in the final Prospectus Supplement you will receive in connection with your purchase of the MITTS. If the Ending Index Value exceeds the Starting Index Value, then the Participation Rate will enhance the amount of the interest payment received at maturity. However, if the Ending Index Value does not exceed the Starting Index Value you will receive only the principal amount of your MITTS.

YOUR YIELD MAY BE LOWER THAN THE YIELD ON A STANDARD DEBT SECURITY OF COMPARABLE
  MATURITY.

    The amount we pay you at maturity may be less than the return you could earn on other investments. Your yield may be less than the yield you would earn if you bought a standard senior non-callable debt security of the Company with the same maturity date. Your investment may not reflect the full opportunity cost to you when you consider the effect of inflation or other factors that affect the time value of money.

YOUR RETURN WILL NOT REFLECT THE PAYMENT OF DIVIDENDS.

    NKS calculates the Index by reference to the prices of the common stocks comprising the Index without taking into consideration the value of dividends paid on those stocks. Therefore, the return you earn on the MITTS, if any, will not be the same as the return that you would earn if you actually owned each of the common stocks in the Index and received the dividends paid on those stocks.

CURRENCY EXCHANGE RATE.

    Although the stocks comprising the Index are traded in Japanese yen and the MITTS are denominated in U.S. dollars, we will not adjust the Supplemental Redemption Amount for the currency exchange rate in effect at the maturity of the MITTS. The Supplemental Redemption Amount is based solely upon the percentage increase in the Index. Changes in the exchange rate, however, may reflect changes in the Japanese economy which may affect the value of the Index and the MITTS.

UNCERTAIN TRADING MARKET.

    We have applied to have the MITTS listed on the New York Stock Exchange under the symbol "JEM". While there have been a number of issuances of Market Index Target-Term Securities, trading volumes have varied historically from one transaction to another and it is therefore impossible to predict how the MITTS will trade. You cannot assume that a trading market will develop for the MITTS. If such a trading market does develop, there can be no assurance that there will be liquidity in the trading market. The development of a trading market for the MITTS will depend on the financial performance of the Company, and other factors such as the appreciation, if any, of the value of the Index.

    If the trading market for the MITTS is limited, there may be a limited number of buyers when you decide to sell your MITTS if you do not wish to hold your investment until maturity. This may affect the price you receive.

FACTORS AFFECTING TRADING VALUE OF THE MITTS.

    We believe that the market value of the MITTS will be affected by the value of the Index and by a number of other factors. Some of these factors are interrelated in complex ways; as a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following bullets describe the expected impact on the market value of the MITTS given a change in a specific factor, assuming all other conditions remain constant.

    - INDEX VALUE. We expect that the market value of the MITTS will depend substantially on the amount by which the Index exceeds the Starting Index Value. If you choose to sell your MITTS when the value of the Index exceeds the Starting Index Value, you may receive substantially less than the amount that would be payable at maturity based on that Index value because of the expectation that the Index will continue to fluctuate until the Ending Index Value is determined. If you choose to sell your MITTS when the value of the Index is below the Starting Index Value, you may receive less than the $10 principal amount per Unit of MITTS. In general, rising Japanese dividend rates (i.e., dividends per share) may increase the value of the Index while falling Japanese dividend rates may decrease the value of the Index. Political, economic and other developments that affect the stocks underlying the Index may also affect the value of the Index and the value of the MITTS.

    - INTEREST RATES. Because the MITTS repay, at a minimum, the principal amount at maturity, we expect that the trading value of the MITTS will be affected by changes in interest rates. In general, if U.S. interest rates increase, we expect that the trading value of the MITTS will decrease. If U.S. interest rates decrease, we expect the trading value of the MITTS will increase. In general, if interest rates in Japan increase, we expect that the trading value of the MITTS will increase. If interest rates in Japan decrease, we expect the trading value of the MITTS will decrease. However, interest rates in Japan may also affect the Japanese economy and, in turn, the value of the Index. Rising interest rates in Japan may lower the value of the Index and the MITTS. Falling interest rates in Japan may increase the value of the Index and the value of the MITTS.

    - VOLATILITY OF THE INDEX. Volatility is the term used to describe the size and frequency of market fluctuations. If the volatility of the Index increases, we expect that the trading value of the MITTS will increase. If the volatility of the Index decreases, we expect that the trading value of the MITTS will decrease.

    - TIME REMAINING TO MATURITY. The MITTS may trade at a value above that which would be expected based on the level of interest rates and the Index. This difference will reflect a "time premium" due to expectations concerning the value of the Index during the period prior to maturity of the MITTS. However, as the time remaining to maturity of the MITTS decreases, we expect that this time premium will decrease, lowering the trading value of the MITTS.

    - DIVIDEND YIELDS. If dividend yields on the stocks comprising the Index increase, we expect that the value of the MITTS will decrease. Conversely, if dividend yields on the stocks comprising the Index decrease, we expect that the value of the MITTS will increase.

    - COMPANY CREDIT RATINGS. Real or anticipated changes in the Company's credit ratings may affect the market value of the MITTS.

    We want you to understand that the impact of one of the factors specified above, such as an increase in interest rates, may offset some or all of any change in the trading value of the MITTS attributable to another factor, such as an increase in the Index value.

    In general, assuming all relevant factors are held constant, we expect that the effect on the trading value of the MITTS of a given change in most of the factors listed above will be less if it occurs later in the term of the MITTS than if it occurs earlier in the term of the MITTS except that we expect that the effect on the trading value of the MITTS of a given increase in the value of the Index will be greater if it occurs later in the term of the MITTS than if it occurs earlier in the term of the MITTS.

STATE LAW LIMITS ON INTEREST PAID.

    New York State laws govern the 1983 Indenture. New York has certain usury laws that limit the amount of interest that can be charged and paid on loans, which includes debt securities like the MITTS. Under present New York law, the maximum rate of interest is 25% per annum on a simple interest basis. This limit may not apply to debt securities in which $2,500,000 or more has been invested.

    While we believe that New York law would be given effect by a state or Federal court sitting outside of New York, many other states also have laws that regulate the amount of interest that may be charged to and paid by a borrower. We will promise, for the benefit of the MITTS holders, to the extent permitted by law, not to voluntarily claim the benefits of any laws concerning usurious rates of interest.

THE JAPANESE SECURITIES MARKET.

    The underlying stocks that constitute the Index have been issued by Japanese companies. You should be aware that investments in securities indexed to the value of Japanese equity securities involve certain risks. The Japanese securities markets may be more volatile than U.S. or other securities markets and may be affected by market developments in different ways than U.S. or other securities markets. Direct or indirect government intervention to stabilize the Japanese securities markets and cross-shareholdings in Japanese companies on such markets may affect prices and volume of trading on those markets. Also, there is generally less publicly available information about Japanese companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission, and Japanese companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

    Securities prices in Japan are subject to political, economic, financial and social factors that apply in Japan. These factors (including the possibility that recent or future changes in the Japanese government's economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other

Japanese laws or restrictions applicable to Japanese companies or investments in Japanese equity securities and the possibility of fluctuations in the rate of exchange between currencies) could negatively affect the Japanese securities markets. Moreover, the Japanese economy may differ favorably or unfavorably from the U.S. economy in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

PURCHASES AND SALES BY MERRILL LYNCH.

    The Company, MLPF&S, and other affiliates of the Company may from time to time buy or sell the stocks underlying the Index for their own accounts for business reasons or in connection with hedging the Company's obligations under the MITTS. These transactions could affect the price of such stocks and the value of the Index.

POTENTIAL CONFLICTS.

    Under certain circumstances, MLPF&S's roles as a subsidiary of the Company, a counterparty of the Company's hedge, the Underwriter and the Calculation Agent for the MITTS could give rise to conflicts of interests.

                              RECENT DEVELOPMENTS

    The following summary of certain consolidated financial information concerning the Company was derived from, and is qualified in its entirety by reference to, the financial information and data contained in the Company's Current Report on Form 8-K dated April 15, 1997 (the "Current Report") and Annual Report on Form 10-K for the year ended December 27, 1996. See "Incorporation of Certain Documents by Reference" in the accompanying Prospectus. The Current Report, which includes preliminary unaudited financial information for the quarter ended March 28, 1997, will be superseded in its entirety by the Company's Quarterly Report on Form 10-Q for the quarter ended March 28, 1997. The results of operations contained in the Company's Current Report are unaudited; however, in the opinion of management of the Company, all adjustments (consisting only of normal recurring accruals) necessary for a fair statement of the results of operations have been included.

    The Company conducts its business in highly volatile markets. Consequently, the Company's results can be affected by many factors, including general market conditions, the liquidity of secondary markets, the level and volatility of interest rates and currency values, the valuation of securities positions, competitive conditions, and the size, number, and timing of transaction. In periods of unfavorable market activity, profitability can be adversely affected because certain expenses remain relatively fixed. As a result, net earnings and revenues can vary significantly from period to period. Thus, interim results may not necessarily be representative of the full year results of operations.

INCOME STATEMENT INFORMATION
(IN MILLIONS, EXCEPT RATIOS)

                                                                                          THREE MONTHS ENDED
                                                                                    ------------------------------
                                                                                       MARCH 29,       MARCH 28,
                                                                                         1996            1997
                                                                                    ---------------  -------------
Revenues..........................................................................    $     6,019      $   7,451
Net revenues(1)...................................................................    $     3,261      $   3,841
Earnings before income taxes......................................................    $       671      $     766
Net earnings......................................................................    $       410      $     465
Ratio of earnings to fixed charges(2).............................................            1.2             --

BALANCE SHEET INFORMATION(3)
(IN MILLIONS)

                                                                                    AT DECEMBER 27,  AT MARCH 28,
                                                                                         1996            1997
                                                                                    ---------------  -------------
Total assets......................................................................    $   213,016      $      --
Long-term borrowings..............................................................    $    26,102      $      --
Preferred securities issued by subsidiaries(4)....................................    $       327      $      --
Stockholders' equity..............................................................    $     6,892      $      --

------------------------

NOTES

(1) Net revenues are revenues net of interest expense.

(2) The ratio of earnings to fixed charges for the three months ended March 28, 1997 is not available as of the date of this Prospectus Supplement. For the year ended December 27, 1996, the ratio of earnings to fixed charges was
    1.2. For the purpose of calculating the ratio of earnings to fixed charges, "earnings" consists of earnings from continuing operations before income taxes and fixed charges. "Fixed charges" consists of interest costs, that portion of rentals estimated to be representative of the interest factor, and amortization of debt expense.

(3) Balance sheet information for the quarter ended March 28, 1997 is not available as of the date of this Prospectus Supplement. To finance its diverse activities, the Company and certain of its subsidiaries borrow substantial amounts of short-term funds on a regular basis. Although the amount of short-term borrowings significantly varies with the level of general business activity, on December 27, 1996, $2,733 million of bank loans and $23,558 million of commercial paper were outstanding. In addition, certain of the Company's subsidiaries lend securities and enter into repurchase agreements to obtain financing. At December 27, 1996, cash deposits for securities loaned and securities sold under agreements to repurchase amounted to $2,751 million and $62,669 million, respectively. From December 28, 1996 to April 24, 1997, long-term borrowings, net of repayments and repurchases, increased by approximately $5,426 million.

(4) On February 6, 1997, Merrill Lynch Preferred Capital Trust II (the "Trust"), issued $300 million of 8% Trust Originated Preferred Securities-SM-. The Trust holds preferred securities of a partnership that is also a subsidiary of the Company. The assets of the partnership consist primarily of debt securities of the Company and one of its subsidiaries. The Company has guaranteed, on a subordinated basis, certain payments by the Trust and the partnership.

RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 28, 1997

    Global financial markets were generally strong during 1996, led by a stable U.S. economy and heightened investor and issuer activity. This trend continued into the first quarter of 1997, but higher interest rates and investor concern about future corporate earnings growth led to a slowdown towards the end of the quarter.

    Net earnings for the first three months of 1997 were a record $465 million, up 14% from $410 million reported in the 1996 first quarter. Earnings per common share were $2.34 primary and fully diluted, compared with $2.03 primary and fully diluted in the 1996 first quarter. Total revenues for the first quarter of 1997 were a record $7,451 million, up 24% from the 1996 first quarter. Net revenues (revenues after interest expense) totaled $3,841 million, up 18% from the year-ago period. Intra-quarter results were exceptionally strong for the first nine weeks of 1997, slowing in March after the Federal Reserve Board raised short-term interest rates. This slowdown was evidenced by a slight decline in March 1997 net earnings compared with the same period a year ago.

    Commissions revenues rose 13% to a record $1,115 million from $989 million in the 1996 first quarter. Commissions revenues from listed securities increased 15% as a result of higher trading volumes on most non-U.S. exchanges and the New York Stock Exchange. Mutual fund commissions revenues rose due to both higher distribution fees, primarily related to prior period sales, and strong current sales of U.S. funds.

    Interest and dividend revenues increased 28% to $3,848 million from $3,010 million in the 1996 first quarter. Interest expense, which includes dividend expense, increased 31% to $3,610 million from $2,758 million in the year-ago period. Net interest and dividend profit declined 6% to $238 million from $252 million in the 1996 first quarter.

    Principal transactions revenues were a record $1,063 million, up 8% from the 1996 first quarter due to higher trading revenues from fixed-income products and interest rate and currency swaps, partially offset by declines in equity trading revenues.

    Equities and equity derivatives trading revenues were $316 million, down 9% from the 1996 first quarter due to lower trading revenues from foreign equities and convertible securities which were partially offset by higher trading revenues in equity derivatives. Weakness in the Japanese equity market contributed to lower trading revenues from foreign equities and convertible securities.

------------------------

-SM-  Trust Originated Preferred Securities is a service mark of Merrill Lynch &
    Co., Inc.

    Taxable fixed-income trading revenues increased to $325 million, up 22% from the 1996 first quarter, primarily due to higher revenues from corporate bonds and preferred stock and money market instruments, partially offset by lower revenues from U.S. Government and agencies securities.

    Interest rate and currency swap trading revenues increased 21% to $310 million due to higher revenues from structured products, particularly emerging market and currency derivatives, and higher customer demand for U.S. dollar-denominated transactions. Municipal securities trading revenues were up 11% from last year's first quarter to $82 million primarily due to increased investor demand for tax-advantaged products. Foreign exchange and commodities trading revenues, in the aggregate, decreased to $30 million, down 25% from the 1996 first quarter.

    Investment banking revenues for the first quarter of 1997 were a record $608 million, up 61% from $378 million in the year-ago period. Underwriting revenues advanced due to higher equity and debt underwriting volumes for the Company and increased fees from private placements and commercial loan syndications. Strategic service revenues benefited from strong merger and acquisitions activity and significant gains in market share from a year ago.

    Asset management and portfolio service fees were a record $646 million in the first quarter of 1997, up 20% from $538 million in the first quarter of 1996, as a result of continued growth in assets under management and other fee-based products, such as Merrill Lynch Consults-Registered Trademark-. Other revenues were $171 million, up 40% from $122 million reported in the 1996 first quarter, due in part to gains on sales from several partnership investments.

    Non-interest expenses were $3,075 million, up 19% from $2,590 million in the 1996 first quarter. Compensation and benefits expense, which represented 65% of non-interest expenses, increased 18% from the 1996 first quarter due to higher incentive and production-related compensation and increased headcount resulting in part from strategic acquisitions. Compensation and benefits expense as a percentage of net revenues was 51.8% in both the 1997 and 1996 first quarters.

    Facilities-related costs, which include communications and equipment rental, occupancy, and depreciation and amortization rose 11% to $383 million as increased business volumes and continued emphasis on technology initiatives led to higher costs.

    Professional fees were up 52%, partly due to higher management and systems consulting costs related to various strategic market studies and technology projects. Advertising and market development expense rose 26% as a result of increased international travel and higher performance-related recognition programs. Brokerage, clearing, and exchange fees increased 11% due to increased securities trading volume, particularly in international equity markets. Other expenses rose 20% as a result of increases in provisions related to various business activities, office supplies and postage costs, and goodwill amortization.

    Income tax expense totaled $291 million for the first quarter of 1997. The effective tax rate in the 1997 first quarter was 38.0%, compared with 39.0% in the year-ago period.

                           DESCRIPTION OF SECURITIES

GENERAL

    The Nikkei 225 Market Index Target-Term Securities due June   , 2002, which
are referred to herein as the "MITTS" or the "Securities", are to be issued as a series of Senior Debt Securities under the Senior Indenture, referred to as the "1983 Indenture", which is more fully described in the accompanying Prospectus.
The Securities will mature on June   , 2002.

    While at maturity a beneficial owner of a Security will receive the principal amount of such Security plus the Supplemental Redemption Amount, if any, there will be no other payment of interest, periodic or otherwise. See "Payment at Maturity" below.

    The Securities are not subject to redemption by the Company or at the option of any beneficial owner prior to maturity. Upon the occurrence of an Event of Default with respect to the Securities, beneficial owners of the Securities may accelerate the maturity of the Securities, as described under "Description of Securities -- Events of Default and Acceleration" in this Prospectus Supplement and "Description of Debt Securities -- General -- Events of Default" in the accompanying Prospectus.

    The Securities are to be issued in denominations of whole Units.

PAYMENT AT MATURITY

GENERAL

    At maturity, a beneficial owner of a Security will be entitled to receive the principal amount thereof plus a Supplemental Redemption Amount, if any, as provided below. If the Ending Index Value does not exceed the Starting Index Value, a beneficial owner of a Security will be entitled to receive only the principal amount thereof. The principal amount for a Security will equal the initial issue price of $10 per Unit of MITTS.

DETERMINATION OF THE SUPPLEMENTAL REDEMPTION AMOUNT

    The Supplemental Redemption Amount for a Security will be determined by the Calculation Agent and will equal:

 Principal amount of such Security ($10 per Unit) X Ending Index Value - Starting Index Value X Participation Rate
                                                    -----------------------------------------
                                                               Starting Index Value

provided, however, that in no event will the Supplemental Redemption Amount be less than zero. As indicated in the formula above, the Supplemental Redemption Amount for the MITTS will be calculated using the principal amount of the MITTS.

    The Participation Rate is expected to equal a factor between 140% and 150% and will be determined on the Pricing Date. The Starting Index Value will equal the closing value of the Index on the Pricing Date. The Starting Index Value and the Participation Rate will be set forth in the final form of the Prospectus Supplement delivered to investors in connection with sales of the Securities. The Ending Index Value will be determined by the Calculation Agent and will equal the average (arithmetic mean) of the closing values of the Index determined on each of the first five Calculation Days during the Calculation Period. If there are fewer than five Calculation Days, then the Ending Index Value will equal the average (arithmetic mean) of the closing values of the Index on such Calculation Days, and if there is only one Calculation Day, then the Ending Index Value will equal the closing value of the Index on such Calculation Day. If no Calculation Days occur during the Calculation Period because of Market Disruption Events, then the Ending Index Value will equal the closing value of the Index determined on the last scheduled Index Business Day in the Calculation Period, regardless of the occurrence of a Market Disruption Event on such day. The "Calculation Period" means the period from and including the seventh scheduled Index Business Day prior to the maturity date to and including the second scheduled Index Business Day prior to the maturity date. "Calculation Day" means any Index Business Day during the Calculation Period on which a Market Disruption Event has not occurred. For purposes of determining the Ending Index Value, an "Index Business Day" is a day on which the New York Stock Exchange and the American Stock Exchange are open for trading and the Index or any Successor Index, as defined below, is calculated and published. All determinations made by the Calculation Agent shall be at the sole discretion of the Calculation Agent and, absent a determination by the Calculation Agent of a manifest error, shall be conclusive for all purposes and binding on the Company and beneficial owners of the Securities.

HYPOTHETICAL RETURNS

    The following table illustrates, for a range of hypothetical Ending Index Values, (i) the total amount payable at maturity for each $10 principal amount of Securities, (ii) the total rate of return to beneficial owners of the Securities, (iii) the pretax annualized rate of return to beneficial owners of Securities, and (iv) the pretax annualized rate of return of an investment in the stocks underlying the Index (which includes an assumed aggregate dividend yield of 0.81% per annum, as more fully described below).

                                               TOTAL AMOUNT
                                            PAYABLE AT MATURITY  TOTAL RATE OF       PRETAX          PRETAX ANNUALIZED
                       PERCENTAGE CHANGE     PER $10 PRINCIPAL     RETURN ON     ANNUALIZED RATE     RATE OF RETURN OF
HYPOTHETICAL ENDING    OVER THE STARTING         AMOUNT OF            THE         OF RETURN ON     STOCKS UNDERLYING THE
    INDEX VALUE           INDEX VALUE          SECURITIES(1)      SECURITIES    THE SECURITIES(2)       INDEX(2)(3)
-------------------  ---------------------  -------------------  -------------  -----------------  ---------------------
7,440.........                   -60%            $   10.00              0.00%            0.00%              -17.08%
9,300.........                   -50%            $   10.00              0.00%            0.00%              -12.81%
11,160........                   -40%            $   10.00              0.00%            0.00%               -9.28%
13,020........                   -30%            $   10.00              0.00%            0.00%               -6.27%
14,880........                   -20%            $   10.00              0.00%            0.00%               -3.63%
16,740........                   -10%            $   10.00              0.00%            0.00%               -1.30%
18,600(4).....                     0%            $   10.00              0.00%            0.00%                0.81%
20,460........                    10%            $   11.45             14.50%            2.73%                2.73%
22,320........                    20%            $   12.90             29.00%            5.16%                4.48%
24,180........                    30%            $   14.35             43.50%            7.36%                6.11%
26,040........                    40%            $   15.80             58.00%            9.36%                7.62%
27,900........                    50%            $   17.25             72.50%           11.21%                9.03%
29,760........                    60%            $   18.70             87.00%           12.92%               10.36%
31,620........                    70%            $   20.15            101.50%           14.51%               11.61%
33,480........                    80%            $   21.60            116.00%           16.01%               12.79%
35,340........                    90%            $   23.05            130.50%           17.42%               13.91%
37,200........                   100%            $   24.50            145.00%           18.75%               14.98%
39,060........                   110%            $   25.95            159.50%           20.01%               16.00%
40,920........                   120%            $   27.40            174.00%           21.21%               16.97%
42,780........                   130%            $   28.85            188.50%           22.35%               17.90%

------------------------

(1) The total amount payable at maturity assumes a Participation Rate which equals 145% (the midpoint of an expected offering range of 140% to 150%).

(2) The annualized rates of return specified in the preceding table are calculated on a semiannual bond equivalent basis.

(3) This rate of return assumes (i) an investment of a fixed amount in the stocks underlying the Index with the allocation of such amount reflecting the current relative weights of such stocks in the Index; (ii) a percentage change in the aggregate price of such stocks that equals the percentage change in the Index from the Starting Index Value to the relevant hypothetical Ending Index Value; (iii) a constant dividend yield of 0.81% per annum, paid quarterly from the date of initial delivery of Securities, applied to the value of the Index at the end of each such quarter assuming such value increases or decreases linearly from the Starting Index Value to the applicable hypothetical Ending Index Value; (iv) no transaction fees or expenses; (v) a five year maturity of the Securities from the date of issue; and (vi) a final Index value equal to the Ending Index Value. The aggregate dividend yield of the stocks underlying the Index as of April 25, 1997 was approximately 0.81%.

(4) This is the assumed Starting Index Value for purposes of calculating the above table. The actual Starting Index Value will be determined on the Pricing Date.

    The above figures are for purposes of illustration only. The actual Supplemental Redemption Amount received by investors and the total and pretax annualized rate of return resulting therefrom will depend entirely on the actual Ending Index Value determined by the Calculation Agent as provided herein. Historical data regarding the Index is included in this Prospectus Supplement under "The Index-- Historical Data on the Index".

ADJUSTMENTS TO THE INDEX; MARKET DISRUPTION EVENTS

    If at any time the method of calculating the Index, or the value thereof, is changed in any material respect, or if the Index is in any other way modified so that such Index does not, in the opinion of the Calculation Agent, fairly represent the value of the Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent shall, at the close of business in New York, New York, on each date that the closing value with respect to the Ending Index Value is to be calculated, make such adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a calculation of a value of a stock index comparable to the Index as if such changes or modifications had not been made, and calculate such closing value with reference to the Index, as adjusted. Accordingly, if the method of calculating the Index is modified so that the value of such Index is a fraction or a multiple of what it would have been if it had not been modified (E.G., due to a split in the Index), then the Calculation Agent shall adjust such Index in order to arrive at a value of the Index as if it had not been modified (E.G., as if such split had not occurred).

    "Market Disruption Event" means either of the following events, as determined by the Calculation Agent:

        (a) a suspension, material limitation or absence of trading on the TSE of 20% or more of the Underlying Stocks which then comprise the Index or a Successor Index during the one-half hour period preceding the close of trading on the applicable exchange; or

        (b) the suspension or material limitation on the Singapore International Monetary Exchange, Ltd. (the "SIMEX"), the Osaka Securities Exchange (the "OSE") or any other major futures or securities market from trading in futures or options contracts related to the Index or a Successor Index during the one-half hour period preceding the close of trading on the applicable exchange.

    For the purposes of determining whether a Market Disruption Event has occurred: (i) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange, (ii) a decision to permanently discontinue trading in the relevant futures or options contract will not constitute a Market Disruption Event, (iii) a suspension in trading in a futures or options contract on the Index by a major securities market by reason of (a) a price change violating limits set by such securities market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension or material limitation of trading in futures or options contracts related to the Index, and,
(iv) an absence of trading on the TSE will not include any time when the TSE is closed for trading under ordinary circumstances. Under certain circumstances, the duties of MLPF&S as Calculation Agent in determining the existence of Market Disruption Events could conflict with the interests of MLPF&S as an affiliate of the issuer of the MITTS.

    Based on the information currently available to the Company, the opening of trading on the OSE was delayed on January 17, 1995 because of the earthquake in Kobe. If such delay had occurred during the one-half hour period preceding the close of trading on the OSE, it would have constituted a Market Disruption Event. In addition, because of movements in the price for futures contracts for the Index, the OSE imposed price limits on such futures contracts on January 23, 1995 that were in effect during the one-half hour period preceding the close of trading on the OSE and that would have constituted a Market Disruption Event. On January 31 and February 1 of 1994, prices for futures contracts for the Nikkei Stock Index 225 reached price limits imposed by the OSE, which would have been a Market Disruption Event. Other than the foregoing events, to the Company's knowledge no circumstances have arisen since the inception of the Index that could have constituted a Market Disruption Event. The existence or non-existence of such circumstances, however, is not necessarily indicative of the likelihood of such circumstances arising or not arising in the future.

DISCONTINUANCE OF THE INDEX

    If NKS discontinues publication of the Index and NKS or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to such Index (any such index being referred to hereinafter as a "Successor Index"), then, upon the Calculation Agent's notification of such determination to the Trustee and the Company, the Calculation Agent will substitute the Successor Index as calculated by NKS or such other entity for the Index and calculate the Ending Index Value as described above under "Payment at Maturity". Upon any selection by the Calculation Agent of a Successor Index, the Company shall cause notice thereof to be given to Holders of the Securities.

    If NKS discontinues publication of the Index and a Successor Index is not selected by the Calculation Agent or is no longer published on any of the Calculation Days, the value to be substituted for the Index for any such Calculation Day used to calculate the Supplemental Redemption Amount at maturity will be a value computed by the Calculation Agent for each Calculation Day in accordance with the procedures last used to calculate the Index prior to any such discontinuance. If a Successor Index is selected or the Calculation Agent calculates a value as a substitute for the Index as described below, such Successor Index or value shall be substituted for the Index for all purposes, including for purposes of determining whether a Market Disruption Event exists.

    If NKS discontinues publication of the Index prior to the period during which the Supplemental Redemption Amount is to be determined and the Calculation Agent determines that no Successor Index is available at such time, then on each Business Day until the earlier to occur of (a) the determination of the Ending Index Value and (b) a determination by the Calculation Agent that a Successor Index is available, the Calculation Agent shall determine the value that would be used in computing the Supplemental Redemption Amount as described in the preceding paragraph as if such day were a Calculation Day. The Calculation Agent will cause notice of each such value to be published not less often than once each month in The Wall Street Journal (or another newspaper of general circulation), and arrange for information with respect to such values to be made available by telephone. Notwithstanding these alternative arrangements, discontinuance of the publication of the Index may adversely affect trading in the Securities.

EVENTS OF DEFAULT AND ACCELERATION

    In case an Event of Default with respect to any Securities shall have occurred and be continuing, the amount payable to a beneficial owner of a Security upon any acceleration permitted by the Securities, with respect to each $10 principal amount thereof, will be equal to the principal amount and the Supplemental Redemption Amount, if any, calculated as though the date of early repayment were the stated maturity date of the Securities. See "Description of Securities -- Payment at Maturity" in this Prospectus Supplement. If a bankruptcy proceeding is commenced in respect of the Company, the claim of the beneficial owner of a Security may be limited, under Section 502(b)(2) of Title 11 of the United States

Code, to the principal amount of the Security plus an additional amount of contingent interest calculated as though the date of the commencement of the proceeding were the maturity date of the Securities.

    In case of default in payment at the maturity date of the Securities (whether at their stated maturity or upon acceleration), from and after the maturity date the Securities shall bear interest, payable upon demand of the
beneficial owners thereof, at the rate of   % per annum (to the extent that
payment of such interest shall be legally enforceable) on the unpaid amount due and payable on such date in accordance with the terms of the Securities to the date payment of such amount has been made or duly provided for.

DEPOSITORY

    Upon issuance, all Securities will be represented by one or more fully registered global securities (the "Global Securities"). Each such Global Security will be deposited with, or on behalf of, The Depository Trust Company ("DTC"), as Depository, registered in the name of DTC or a nominee thereof. Unless and until it is exchanged in whole or in part for Securities in definitive form, no Global Security may be transferred except as a whole by the Depository to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository or by such Depository or any such nominee to a successor of such Depository or a nominee of such successor.

    DTC has advised the Company as follows: DTC is a limited-purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC was created to hold securities of its participants ("Participants") and to facilitate the clearance and settlement of securities transactions among its Participants in such securities through electronic book-entry changes in accounts of the Participants, thereby eliminating the need for physical movement of securities certificates. DTC's Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations.

    DTC is owned by a number of Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants").

    Purchases of Securities must be made by or through Participants, which will receive a credit on the records of DTC. The ownership interest of each actual purchaser of each Security ("Beneficial Owner") is in turn to be recorded on the Participants' or Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Participant or Indirect Participant through which the Beneficial Owner entered into the transaction. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by DTC (with respect to interests of Participants) and on the records of Participants (with respect to interests of persons held through Participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in Global Securities.

    SO LONG AS DTC, OR ITS NOMINEE, IS THE REGISTERED OWNER OF A GLOBAL SECURITY, DTC OR ITS NOMINEE, AS THE CASE MAY BE, WILL BE CONSIDERED THE SOLE OWNER OR HOLDER OF THE SECURITIES REPRESENTED BY SUCH GLOBAL SECURITY FOR ALL PURPOSES UNDER THE 1983 INDENTURE. EXCEPT AS PROVIDED BELOW, BENEFICIAL OWNERS IN A GLOBAL SECURITY WILL NOT BE ENTITLED TO HAVE THE SECURITIES REPRESENTED BY SUCH GLOBAL SECURITIES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE OR BE ENTITLED TO RECEIVE PHYSICAL DELIVERY OF THE SECURITIES IN DEFINITIVE FORM AND WILL NOT BE CONSIDERED THE OWNERS OR HOLDERS THEREOF UNDER THE 1983 INDENTURE, INCLUDING FOR PURPOSES OF RECEIVING ANY REPORTS

DELIVERED BY THE COMPANY OR THE TRUSTEE PURSUANT TO THE 1983 INDENTURE. Accordingly, each Person owning a beneficial interest in a Global Security must rely on the procedures of DTC and, if such Person is not a Participant, on the procedures of the Participant through which such Person owns its interest, to exercise any rights of a Holder under the 1983 Indenture. The Company understands that under existing industry practices, in the event that the Company requests any action of Holders or that an owner of a beneficial interest in such a Global Security desires to give or take any action which a Holder is entitled to give or take under the 1983 Indenture, DTC would authorize the Participants holding the relevant beneficial interests to give or take such action, and such Participants would authorize Beneficial Owners owning through such Participants to give or take such action or would otherwise act upon the instructions of Beneficial Owners. Conveyance of notices and other communications by DTC to Participants, by Participants to Indirect Participants, and by Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

    Payment of the principal amount and any Supplemental Redemption Amount with respect to the Securities registered in the name of DTC or its nominee will be made to DTC or its nominee, as the case may be, as the Holder of the Global Securities representing such Securities. None of the Company, the Trustee or any other agent of the Company or agent of the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests or for supervising or reviewing any records relating to such beneficial ownership interests. The Company expects that DTC, upon receipt of any payment of principal or any Supplemental Redemption Amount in respect of a Global Security, will credit the accounts of the Participants with payment in amounts proportionate to their respective holdings in principal amount of beneficial interest in such Global Security as shown on the records of DTC. The Company also expects that payments by Participants to Beneficial Owners will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such Participants.

    If (x) any Depository is at any time unwilling or unable to continue as Depository and a successor depository is not appointed by the Company within 60 days, (y) the Company executes and delivers to the Trustee a Company Order to the effect that the Global Securities shall be exchangeable or (z) an Event of Default has occurred and is continuing with respect to the Securities, the Global Securities will be exchangeable for Securities in definitive form of like tenor and of an equal aggregate principal amount, in denominations of $10 and integral multiples thereof. Such definitive Securities shall be registered in such name or names as the Depository shall instruct the Trustee. It is expected that such instructions may be based upon directions received by the Depository from Participants with respect to ownership of beneficial interests in such Global Securities.

SAME-DAY SETTLEMENT AND PAYMENT

    Settlement for the Securities will be made by the underwriter in immediately available funds. All payments of principal and the Supplemental Redemption Amount, if any, will be made by the Company in immediately available funds so long as the Securities are maintained in book-entry form.

                                   THE INDEX

    All disclosure contained in this Prospectus Supplement regarding the Index, including, without limitation, its make-up, method of calculation and changes in its components, is derived from publicly available information prepared by Nihon Keizai Shimbun, Inc. ("NKS").

GENERAL

    Unless otherwise stated, all information herein relating to the Nikkei 225 Index has been derived from the Stock Market Indices Data Book published by NKS and other publicly-available sources. Such information reflects the policies of NKS as stated in such sources; such policies are subject to change at the discretion of NKS.

    The Nikkei 225 Index is a stock index calculated, published and disseminated by NKS that measures the composite price performance of selected Japanese stocks. The Nikkei 225 Index is currently based on 225 Underlying Stocks trading on the Tokyo Stock Exchange and represents a broad cross-section of Japanese industry. All 225 Underlying Stocks are stocks listed in the First Section of the Tokyo Stock Exchange. Stocks listed in the First Section are among the most actively traded stocks on the Tokyo Stock Exchange. Futures and options contracts on the Nikkei 225 Index are traded on the Singapore International Monetary Exchange Ltd., the Osaka Securities Exchange and the Chicago Mercantile Exchange.

    The Nikkei 225 Index is a modified, price-weighted index (I.E., an Underlying Stock's weight in the index is based on its price per share rather than the total market capitalization of the issuer) which is calculated by (i) multiplying the per share price of each Underlying Stock by the corresponding weighting factor for such Underlying Stock (a "Weight Factor"), (ii) calculating the sum of all these products and (iii) dividing such sum by a divisor. The divisor, initially set in 1949 at 225, was 9.999 as of April 25, 1997, and is subject to periodic adjustments as set forth below. Each Weight Factor is computed by dividing Y50 by the par value of the relevant Underlying Stock, so that the share price of each Underlying Stock when multiplied by its Weight Factor corresponds to a share price based on a uniform par value of Y50. Each Weight Factor represents the number of shares of the related Underlying Stock which are included in one trading unit of the Nikkei 225 Index. The stock prices used in the calculation of the Nikkei 225 Index are those reported by a primary market for the Underlying Stocks (currently the Tokyo Stock Exchange). The level of the Nikkei 225 Index is calculated once per minute during Tokyo Stock Exchange trading hours.

    In order to maintain continuity in the level of the Nikkei 225 Index in the event of certain changes due to non-market factors affecting the Underlying Stocks, such as the addition or deletion of stocks, substitution of stocks, stock dividends, stock splits or distributions of assets to stockholders, the divisor used in calculating the Nikkei 225 Index is adjusted in a manner designed to prevent any instantaneous change or discontinuity in the level of the Nikkei 225 Index. Thereafter, the divisor remains at the new value until a further adjustment is necessary as the result of another change. As a result of each such change affecting any Underlying Stock, the divisor is adjusted in such a way that the sum of all share prices immediately after such change multiplied by the applicable Weight Factor and divided by the new divisor (I.E., the level of the Nikkei 225 Index immediately after such change) will equal the level of the Nikkei 225 Index immediately prior to the change.

    Underlying Stocks may be deleted or added by NKS. However, to maintain continuity in the Nikkei 225 Index, the policy of NKS is generally not to alter the composition of the Underlying Stocks except when an Underlying Stock is deleted in accordance with the following criteria. Any stock becoming ineligible for listing in the First Section of the Tokyo Stock Exchange due to any of the following reasons will be deleted from the Underlying Stocks: bankruptcy of the issuer; merger of the issuer into, or acquisition of the issuer by, another company; delisting of such stock or transfer of such stock to the "Seiri-Post" because of excess debt of the issuer or because of any other reason; or transfer of such stock to the Second Section of the Tokyo Stock Exchange. Upon deletion of a stock from the Underlying Stocks, NKS will select, in accordance with certain criteria established by it, a replacement for such deleted Underlying

Stock. In an exceptional case, a newly listed stock in the First Section of the Tokyo Stock Exchange that is recognized by NKS to be representative of a market may be added to the Underlying Stocks. In such case, an existing Underlying Stock with low trading volume and not representative of a market will be deleted.

    NKS is under no obligation to continue the calculation and dissemination of the Nikkei 225 Index. The MITTS are not sponsored, endorsed, sold or promoted by NKS. No inference should be drawn from the information contained in this Prospectus Supplement that NKS makes any representation or warranty, implied or express, to the Company, the holders of the MITTS or any member of the public regarding the advisability of investing in securities generally or in the MITTS in particular or the ability of the Nikkei 225 Index to track general stock market performance. NKS has no obligation to take the needs of the Company or the holders of the MITTS into consideration in determining, composing or calculating the Nikkei 225 Index. NKS is not responsible for, and has not participated in the determination of the timing of, prices for, or quantities of, the MITTS to be issued or in the determination or calculation of the equation by which the MITTS are to be settled in cash. NKS has no obligation or liability in connection with the administration, marketing or trading of the MITTS.

    The use of and reference to the Nikkei 225 Index in connection with the MITTS have been consented to by NKS, the publisher of the Nikkei 225 Index.

    None of the Company, the Calculation Agent and the Underwriter accepts any responsibility for the calculation, maintenance or publication of the Nikkei 225 Index or any Successor Index. NKS disclaims all responsibility for any errors or omissions in the calculation and dissemination of the Nikkei 225 Index or the manner in which such Index is applied in determining any Starting or Ending Index Values or any Supplemental Redemption Amount upon maturity of the MITTS.

THE TOKYO STOCK EXCHANGE

    The Tokyo Stock Exchange is one of the world's largest securities exchanges in terms of market capitalization. The Tokyo Stock Exchange market is a two-way, continuous pure auction market. Trading hours are currently from 9:00 A.M. to 11:00 A.M. and from 12:30 P.M. to 3:00 P.M., Tokyo time, Monday through Friday.

    Due to the time zone difference, on any normal trading day the Tokyo Stock Exchange will close prior to the opening of business in New York City on the same calendar day. Therefore, the closing level of the Nikkei 225 Index on such trading day will generally be available in the United States by the opening of business on the same calendar day.

    The Tokyo Stock Exchange has adopted certain measures, including daily price floors and ceilings on individual stocks, intended to prevent any extreme short-term price fluctuations resulting from order imbalances. In general, any stock listed on the Tokyo Stock Exchange cannot be traded at a price lower than the applicable price floor or higher than the applicable price ceiling. Such price floors and ceilings are expressed in absolute Japanese yen, rather than percentage, limits based on the closing price of the stock on the previous trading day. In addition, when there is a major order imbalance in a listed stock, the Tokyo Stock Exchange posts a "special bid quote" or a "special asked quote" for that stock at a specified higher or lower price level than the stock's last sale price in order to solicit counter-orders and balance supply and demand for the stock. Investors should also be aware that the Tokyo Stock Exchange may suspend the trading of individual stocks in certain limited and extraordinary circumstances, including, for example, unusual trading activity in that stock. As a result, changes in the Nikkei 225 Index may be limited by price limitations or special quotes, or by suspension of trading, on individual stocks which comprise the Nikkei 225 Index, which limitations may, in turn, adversely affect the value of the MITTS.

HISTORICAL DATA ON THE INDEX

    The following table sets forth the closing values of the Index on the last business day of each year from 1966 through 1996. The historical experience of the Index should not be taken as an indication of future performance and no assurance can be given that the value of the Index will not decline and thereby reduce the Supplemental Redemption Amount which may be payable to beneficial owners of Securities at maturity or otherwise.

                          YEAR END VALUE OF THE INDEX

             CLOSING
YEAR          VALUE
---------  ------------
1966             1,452
1967             1,281
1968             1,715
1969             2,359
1970             1,987
1971             2,714
1972             5,208
1973             4,307
1974             3,817
1975             4,359
1976             4,987
1977             4,866
1978             6,002
1979             6,570
1980             7,063
1981             7,682
1982             8,017
1983             9,894
1984            11,543
1985            13,083
1986            18,821
1987            21,564
1988            30,159
1989            38,915
1990            23,849
1991            22,984
1992            16,925
1993            17,417
1994            19,723
1995            19,868
1996            19,361

    The following table sets forth the level of the Index at the end of each month, in the period from January, 1992 through March, 1997. These historical data on the Index are not necessarily indicative of the future performance of the Index or what the value of the Securities may be. Any historical upward or downward trend in the level of the Index during any period set forth below is not any indication that the Index is more or less likely to increase or decrease at any time during the term of the Securities.

                                                           1992       1993       1994       1995       1996       1997
                                                         ---------  ---------  ---------  ---------  ---------  ---------
January................................................     22,023     17,024     20,229     18,650     20,813     18,330
February...............................................     21,339     16,953     19,997     17,053     20,125     18,557
March..................................................     19,346     18,591     19,112     16,140     21,407     18,003
April..................................................     17,391     20,919     19,725     16,807     22,041
May....................................................     18,348     20,552     20,974     15,437     21,956
June...................................................     15,952     19,590     20,644     14,517     22,531
July...................................................     15,910     20,380     20,449     16,678     20,693
August.................................................     18,061     21,027     20,629     18,117     20,167
September..............................................     17,399     20,106     19,564     17,913     21,556
October................................................     16,767     19,703     19,990     17,655     20,467
November...............................................     17,684     16,407     19,076     18,744     21,020
December...............................................     16,925     17,417     19,723     19,868     19,361

    The following graph sets forth the closing value of the Index at the end of each year from 1966 through 1996. Past movements of the Index are not necessarily indicative of the future Index values. On April 25, 1997 the closing level of the Index was 18,613.

The graph sets forth the historical year-end-closing levels of the Index from 1966 through 1996, with the vertical axis specifying the year-end closing level of the Index in a range from 0 to 40000 in increments of 5000 and the horizontal axis specifying the time period in increments of one year from 1966 to 1996.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    Set forth in full below is the opinion of Brown & Wood LLP, counsel to the Company, as to certain United States Federal income tax consequences of the purchase, ownership and disposition of the Securities. Such opinion is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including retroactive changes in effective dates) or possible differing interpretations. The discussion below deals only with Securities held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, tax-exempt entities, or persons holding Securities as a hedge against currency risks or as a position in a "straddle" for tax purposes. It also does not deal with holders other than original purchasers (except where otherwise specifically noted herein). The following discussion also assumes that the issue price of the Securities, as determined for United States Federal income tax purposes, equals the principal amount thereof. Persons considering the purchase of the Securities should consult their own tax advisors concerning the application of the United Stated Federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the Securities arising under the laws of any other taxing jurisdiction.

    As used herein, the term "U.S. Holder" means a beneficial owner of a Security that is for United States Federal income tax purposes (a) a citizen or resident of the United States, (b) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (c) an estate the income of which is subject to United States Federal income taxation regardless of its source, (d) a trust if a court within the United States is able to exercise primary supervision of the administration of the trust and one or more United States fiduciaries have the authority to control all substantial decisions of the trust, or (e) any other person whose income or gain in respect of a Security is effectively connected with the conduct of a United States trade or business. As used herein, the term "non-U.S. Holder" means a beneficial owner of a Security that is not a U.S. Holder.

GENERAL

    There are no statutory provisions, regulations, published rulings or judicial decisions addressing or involving the characterization, for United States Federal income tax purposes, of the Securities or securities with terms substantially the same as the Securities. However, although the matter is not free from doubt, under current law, each Security should be treated as a debt instrument of the Company for United States Federal income tax purposes. The Company currently intends to treat each Security as a debt instrument of the Company for United States Federal income tax purposes and, where required, intends to file information returns with the Internal Revenue Service ("IRS") in accordance with such treatment, in the absence of any change or clarification in the law, by regulation or otherwise, requiring a different characterization of the Securities. Prospective investors in the Securities should be aware, however, that the IRS is not bound by the Company's characterization of the Securities as indebtedness and the IRS could possibly take a different position as to the proper characterization of the Securities for United States Federal income tax purposes. The following discussion of the principal United States Federal income tax consequences of the purchase, ownership and disposition of the Securities is based upon the assumption that each Security will be treated as a debt instrument of the Company for United States Federal income tax purposes. If the Securities are not in fact treated as debt instruments of the Company for United States Federal income tax purposes, then the United States Federal income tax treatment of the purchase, ownership and disposition of the Securities could differ from the treatment discussed below with the result that the timing and character of income, gain or loss recognized in respect of a Security could differ from the timing and character of income, gain or loss recognized in respect of a Security had the Securities in fact been treated as debt instruments of the Company for United States Federal income tax purposes.

U.S. HOLDERS

    On June 11, 1996, the Treasury Department issued final regulations (the "Final Regulations") concerning the proper United States Federal income tax treatment of contingent payment debt instruments such as the Securities, which apply to debt instruments issued on or after August 13, 1996 and, accordingly, will apply to the Securities. In general, the Final Regulations cause the timing and character of income, gain or loss reported on a contingent payment debt instrument to substantially differ from the timing and character of income, gain or loss reported on a contingent payment debt instrument under general principles of prior United States Federal income tax law. Specifically, the Final Regulations generally require a U.S. Holder of such an instrument to include future contingent and noncontingent interest payments in income as such interest accrues based upon a projected payment schedule. Moreover, in general, under the Final Regulations, any gain recognized by a U.S. Holder on the sale, exchange, or retirement of a contingent payment debt instrument is treated as ordinary income and all or a portion of any loss realized could be treated as ordinary loss as opposed to capital loss (depending upon the circumstances). The Final Regulations provide no definitive guidance as to whether or not an instrument is properly characterized as a debt instrument for United States Federal income tax purposes.

    In particular, solely for purposes of applying the Final Regulations to the Securities, the Company has determined that the projected payment schedule for the Securities will consist of payment on the maturity date of a projected
amount equal to $         per Unit (the "Projected Redemption Amount"). This
represents an estimated yield on the Securities equal to   % per annum
(compounded semiannually). Accordingly, during the term of the Securities, a U.S. Holder of a Security will be required to include in income as ordinary interest an amount equal to the sum of the daily portions of interest on the Security that are deemed to accrue at this estimated yield for each day during the taxable year (or portion of the taxable year) on which the U.S. Holder holds such Security. The amount of interest that will be deemed to accrue in any accrual period (I.E., generally each six month period during which the Securities are outstanding) will equal the product of this estimated yield (properly adjusted for the length of the accrual period) and the Security's adjusted issue price (as defined below) at the beginning of the accrual period. The daily portions of interest will be determined by allocating to each day in the accrual period the ratable portion of the interest that is deemed to accrue during the accrual period. In general, for these purposes, a Security's adjusted issue price will equal the Security's issue price (I.E., $10), increased by the interest previously accrued on the Security. At maturity of a Security, in the event that the sum of the actual principal amount and the actual Supplemental
Redemption Amount, if any, exceeds $         per Unit (I.E., the Projected
Redemption Amount), a U.S. Holder will be required to include the excess of the sum of the actual principal amount and the actual Supplemental Redemption Amount
over $         per Unit (I.E., the Projected Redemption Amount) in income as ordinary interest on the maturity date. Alternatively, in the event that the sum of the actual principal amount and the actual Supplemental Redemption Amount, if
any, is less than $         per Unit (I.E., the Projected Redemption Amount),
the excess of $         per Unit (I.E., the Projected Redemption Amount), over
the sum of the actual principal amount and the actual Supplemental Redemption Amount will be treated first as an offset to any interest otherwise includible in income by the U.S. Holder with respect to the Security for the taxable year in which the maturity date occurs to the extent of the amount of such includible interest. A U.S. Holder will be permitted to recognize and deduct, as an ordinary loss that is not subject to the limitations applicable to miscellaneous
itemized deductions, any remaining portion of the excess of $         per Unit
(I.E., the Projected Redemption Amount) over the sum of the actual principal amount and the actual Supplemental Redemption Amount that is not treated as an interest offset pursuant to the foregoing rules.

    Upon the sale or exchange of a Security prior to the maturity date, a U.S. Holder will be required to recognize taxable gain or loss in an amount equal to the difference, if any, between the amount realized by the U.S. Holder upon such sale or exchange and the U.S. Holder's adjusted tax basis in the Security as of the date of disposition. A U.S. Holder's adjusted tax basis in a Security generally will equal such U.S. Holder's initial investment in the Security increased by any interest previously included in income with respect to the Security by the U.S. Holder. Any such taxable gain will be treated as ordinary income. Any such taxable loss will be treated as ordinary loss to the extent of the U.S. Holder's total interest inclusions on the Security. Any remaining loss generally will be treated as long-term or short-term capital loss (depending upon the U.S. Holder's holding period for the Security). All amounts includible in income by a U.S. Holder as ordinary interest pursuant to the Final Regulations will be treated as original issue discount.

    Prospective investors in the Securities should be aware that if a significant percentage of the total aggregate amount of the Securities originally issued is sold at a discount from the principal amount thereof, which is not expected to be the case, then the issue price of the Securities, as determined for United States Federal income tax purposes, may be less than the principal amount of the Securities. In such event, if a U.S. Holder purchases a Security in connection with the original issuance thereof for an amount equal to the principal amount thereof, the amount of the difference between the principal amount of the Securities and the issue price thereof generally should be allocated by the U.S. Holder to daily portions of interest that are deemed to accrue on each such date as an offset to such interest on each such date. In addition, on each such date, the U.S. Holder's adjusted tax basis in the Security will be reduced by the amount treated as an interest offset pursuant to the foregoing rule. Alternatively, in the event that the issue price of the Securities, as determined for United States Federal income tax purposes, equals the principal amount thereof and a U.S. Holder purchases a Security in connection with the original issuance thereof for an amount that is less than the principal amount thereof, the amount of the difference between the principal amount of the Security and the amount paid by the U.S. Holder to purchase the Security generally should be allocated by the U.S. Holder to daily portions of interest that are deemed to accrue on each such date as additional ordinary interest includible in income by the U.S. Holder on each such date. In such event, on each such date, the U.S. Holder's adjusted tax basis in the Security will be increased by the amount treated as additional ordinary interest income. In addition, U.S. Holders purchasing a Security at a price that differs from the adjusted issue price of the Security as of the purchase date (E.G., subsequent purchasers) will be subject to special rules providing for certain adjustments to the foregoing rules and such U.S. Holders should consult their own tax advisors concerning these rules. Moreover, all prospective investors in the Securities should consult their own tax advisors concerning the application of the Final Regulations to their investment in the Securities. Investors in the Securities may also obtain the projected payment schedule, as determined by the Company for purposes of the application of the Final Regulations to the Securities, by submitting a written request for such information to Merrill Lynch & Co., Inc., Attn: Darryl W. Colletti, Secretary's Office, Merrill Lynch & Co., Inc., 100 Church Street, 12th Floor, New York, New York 10080-6512.

    The projected payment schedule (including both the Projected Redemption Amount and the estimated yield on the Securities) has been determined solely for United States Federal income tax purposes (I.E., for purposes of applying the Final Regulations to the Securities), and is neither a prediction nor a guarantee of what either the actual principal amount or the actual Supplemental Redemption Amount will be, or that either the actual principal amount will exceed $10 or that the actual Supplemental Redemption Amount will even exceed zero.

HYPOTHETICAL TABLE

    The following table sets forth the amount of interest that would be deemed to have accrued with respect to each Unit of the Securities during each accrual period over an assumed term of five years for the Securities based upon a hypothetical projected payment schedule for the Securities (including both a hypothetical Projected Redemption Amount and a hypothetical estimated yield equal to 7.11% per annum (compounded semiannually)) as determined by the Company for purposes of illustrating the application of the Final Regulations to the Securities as if the Securities had been issued on the date hereof. The following table is for illustrative purposes only. The actual projected payment schedule for the Securities

(including both the actual Projected Redemption Amount and the actual estimated yield) will be determined by the Company on the Pricing Date and will depend upon actual market interest rates (and thus the Company's borrowing costs for debt instruments with comparable maturities) as of the Pricing Date. The actual projected payment schedule for the Securities (including both the actual Projected Redemption Amount and the actual estimated yield) and the actual tax accrual table will be set forth in the final form of the Prospectus Supplement delivered to investors in connection with sales of the Securities.

                                                                                                        TOTAL
                                                                                                      INTEREST
                                                                                                      DEEMED TO
                                                                                                    HAVE ACCRUED
                                                                                  INTEREST DEEMED   ON SECURITIES
                                                                                        TO          AS OF END OF
                                                                                   ACCRUE DURING       ACCRUAL
                                                                                  ACCRUAL PERIOD       PERIOD
ACCRUAL PERIOD                                                                      (PER UNIT)       (PER UNIT)
-------------------------------------------------------------------------------  -----------------  -------------
April 25, 1997 through October 25, 1997........................................      $  0.3555        $  0.3555
October 26, 1997 through April 24, 1998........................................      $  0.3681        $  0.7236
April 25, 1998 through October 25, 1998........................................      $  0.3813        $  1.1049
October 26, 1998 through April 24, 1999........................................      $  0.3947        $  1.4996
April 25, 1999 through October 25, 1999........................................      $  0.4089        $  1.9085
October 26, 1999 through April 24, 2000........................................      $  0.4233        $  2.3318
April 25, 2000 through October 25, 2000........................................      $  0.4384        $  2.7702
October 26, 2000 through April 24, 2001........................................      $  0.4540        $  3.2242
April 25, 2001 through October 25, 2001........................................      $  0.4701        $  3.6943
October 26, 2001 through April 24, 2002........................................      $  0.4868        $  4.1811

------------------------

Hypothetical Projected Redemption Amount = $4.1811 per Unit.

NON-U.S. HOLDERS

    A non-U.S. Holder will not be subject to United States Federal income taxes on payments of principal, premium (if any) or interest (including original issue discount, if any) on a Security, unless such non-U.S. Holder is a direct or indirect 10% or greater shareholder of the Company, a controlled foreign corporation related to the Company or a bank receiving interest described in section 881(c)(3)(A) of the Code. However, income allocable to non-U.S. Holders will generally be subject to annual tax reporting on IRS Form 1042S. For a non-U.S. Holder to qualify for the exemption from taxation, the last United States payor in the chain of payment prior to payment to a non-U.S. Holder (the "Withholding Agent") must have received in the year in which a payment of interest or principal occurs, or in either of the two preceding calendar years, a statement that (a) is signed by the beneficial owner of the Security under penalties of perjury, (b) certifies that such owner is not a U.S. Holder and (c) provides the name and address of the beneficial owner. The statement may be made on an IRS Form W-8 or a substantially similar form, and the beneficial owner must inform the Withholding Agent of any change in the information on the statement within 30 days of such change. If a Security is held through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement to the Withholding Agent. However, in such case, the signed statement must be accompanied by a copy of the IRS Form W-8 or the substitute form provided by the beneficial owner to the organization or institution. The Treasury Department is considering implementation of further certification requirements.

    Under current law, a Security will not be includible in the estate of a non-U.S. Holder unless the individual is a direct or indirect 10% or greater shareholder of the Company or, at the time of such individual's death, payments in respect of such Security would have been effectively connected with the conduct by such individual of a trade or business in the United States.

BACKUP WITHHOLDING

    Backup withholding of United States Federal income tax at a rate of 31% may apply to payments made in respect of the Securities to registered owners who are not "exempt recipients" and who fail to provide certain identifying information (such as the registered owner's taxpayer identification number) in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of the Securities to a U.S. Holder must be reported to the IRS, unless the U.S. Holder is an exempt recipient or establishes an exemption. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for those non-U.S. Holders who are not exempt recipients.

    In addition, upon the sale of a Security to (or through) a broker, the broker must withhold 31% of the entire purchase price, unless either (a) the broker determines that the seller is a corporation or other exempt recipient or
(b) the seller provides, in the required manner, certain identifying information and, in the case of a non-U.S. Holder, certifies that such seller is a non-U.S. Holder (and certain other conditions are met). Such a sale must also be reported by the broker to the IRS, unless either (a) the broker determines that the seller is an exempt recipient or (b) the seller certifies its non-U.S. status (and certain other conditions are met). Certification of the registered owner's non-U.S. status would be made normally on an IRS Form W-8 under penalties of perjury, although in certain cases it may be possible to submit other documentary evidence.

    Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner's United States Federal income tax provided the required information is furnished to the IRS.

                                USE OF PROCEEDS

    The net proceeds from the sale of the Securities will be used as described under "Use of Proceeds" in the attached Prospectus and to hedge market risks of the Company associated with its obligation to pay the Supplemental Redemption Amount.

                                  UNDERWRITING

    Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Underwriter") has agreed, subject to the terms and conditions of the Underwriting Agreement and a
Terms Agreement, to purchase from the Company $         aggregate principal
amount of Securities. The Underwriting Agreement provides that the obligations of the Underwriter are subject to certain conditions precedent and that the Underwriter will be obligated to purchase all of the Securities if any are purchased.

    The Underwriter has advised the Company that it proposes initially to offer all or part of the Securities directly to the public at the offering prices set forth on the cover page of this Prospectus Supplement and to certain dealers at
such prices less a concession not in excess of   % of the principal amount of
the Securities. After the initial public offering, the public offering price and concession may be changed. The Underwriter is offering the Securities subject to receipt and acceptance and subject to the Underwriter's right to reject any order in whole or in part.

    The underwriting of the Securities will conform to the requirements set forth in the applicable sections of Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc.

    The Underwriter is permitted to engage in certain transactions that stabilize the price of the Securities. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Securities.

    If the Underwriter creates a short position in the Securities in connection with the offering, i.e., if they sell more Units of the Securities than are set forth on the cover page of this Prospectus Supplement, the Underwriter may reduce that short position by purchasing Units of the Securities in the open market.

    The Underwriter may also impose a penalty bid on certain selling group members. This means that if the Underwriter purchases Units of the Securities in the open market to reduce the Underwriter's short position or to stabilize the price of the Securities, they may reclaim the amount of the selling concession from the selling group members who sold those Units as part of the offering.

    In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

    Neither the Company nor the Underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Securities. In addition, neither the Company nor the Underwriter makes any representation that the Underwriter will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

    The Underwriter may use this Prospectus Supplement and the accompanying Prospectus for offers and sales related to market-making transactions in the Securities. The Underwriter may act as principal or agent in these transactions, and the sales will be made at prices related to prevailing market prices at the time of sale.

                             VALIDITY OF SECURITIES

    The validity of the Securities will be passed upon for the Company and for the Underwriter by Brown & Wood LLP, New York, New York.

                             INDEX OF DEFINED TERMS

1983 Indenture.......................................................................  S-14
Beneficial Owner.....................................................................  S-18
Calculation Agent....................................................................  S-6
Calculation Day......................................................................  S-15
Calculation Period...................................................................  S-14
Company..............................................................................  S-4
Current Report.......................................................................  S-11
DTC..................................................................................  S-4
Ending Index Value...................................................................  S-4
Final Regulations....................................................................  S-25
Global Securities....................................................................  S-18
Index................................................................................  S-4
Index Business Day...................................................................  S-15
Indirect Participants................................................................  S-18
IRS..................................................................................  S-24
Market Disruption Event..............................................................  S-16
MITTS................................................................................  S-1
MLPF&S...............................................................................  S-6
Nikkei 225 Index.....................................................................  S-4
NKS..................................................................................  S-5
Non-U.S. Holder......................................................................  S-24
OSE..................................................................................  S-16
Participants.........................................................................  S-18
Participation Rate...................................................................  S-4
Pricing Date.........................................................................  S-4
Projected Redemption Amount..........................................................  S-25
SEC..................................................................................  S-1
Securities...........................................................................  S-14
SIMEX................................................................................  S-16
Starting Index Value.................................................................  S-4
Successor Index......................................................................  S-17
Supplemental Redemption Amount.......................................................  S-4
Trust................................................................................  S-12
TSE..................................................................................  S-6
Underwriter..........................................................................  S-28
Unit.................................................................................  S-4
U.S. Holder..........................................................................  S-24
Weight Factor........................................................................  S-20
Withholding Agent....................................................................  S-27

PROSPECTUS

                                     [LOGO]
                           MERRILL LYNCH & CO., INC.
                          DEBT SECURITIES AND WARRANTS

    Merrill Lynch & Co., Inc. (the "Company") intends to sell from time to time up to $1,145,572,580 aggregate principal amount (or net proceeds in the case of warrants and in the case of securities issued at an original issue discount), or its equivalent in such foreign currencies or units of two or more currencies, based on the applicable exchange rate at the time of offering, as shall be designated by the Company at the time of offering, of its senior debt securities ("Senior Debt Securities"), subordinated debt securities ("Subordinated Debt Securities" and, together with the Senior Debt Securities, the "Debt Securities"), warrants to purchase Debt Securities ("Debt Warrants"), warrants entitling the holders thereof to receive from the Company a payment or delivery determined by reference to decreases or increases in the level of an index or portfolio based on one or more equity or debt securities (including the price or yield of such securities), any statistical measure of economic or financial performance (including any consumer price, currency or mortgage index) or the price or value of any commodity or a combination thereof (the "Index Warrants") and warrants to receive from the Company the cash value in U.S. dollars of the right to purchase ("Currency Call Warrants") or to sell ("Currency Put Warrants" and, together with the Currency Call Warrants, the "Currency Warrants") such foreign currencies or units of two or more currencies as shall be designated by the Company at the time of offering. The Debt Securities, Debt Warrants, Index Warrants and Currency Warrants, which are collectively called the "Securities", may be offered either jointly or separately and will be offered to the public on terms determined by market conditions at the time of sale and set forth in a prospectus supplement.

    The Securities will be unsecured and, except in the case of Subordinated Debt Securities, will rank equally with all other unsecured and unsubordinated indebtedness of the Company. The Subordinated Debt Securities will be subordinated to all existing and future Senior Indebtedness of the Company.

    Each issue of Securities may vary, where applicable, as to aggregate principal amount, maturity date, public offering or purchase price, interest rate or rates, if any, and timing of payments thereof, provision for redemption, sinking fund requirements, if any, exercise provisions, currencies of denomination or currencies otherwise applicable thereto, the option of the Company to satisfy its obligations upon maturity or any redemption or required repurchase or in connection with any exchange provisions by delivering securities (whether or not issued by, or the obligations of, the Company) or a combination of cash, other securities and/or property and any other variable terms and method of distribution. The accompanying Prospectus Supplement (the "Prospectus Supplement") sets forth the specific terms with regard to the Securities in respect of which this Prospectus is being delivered. The Company may elect to deliver to purchasers of Securities an abbreviated term sheet setting forth a description of the Securities being offered, or a summary thereof (a "Terms Sheet"), instead of a Prospectus Supplement. This Prospectus may be delivered prior to or concurrently with a Terms Sheet.

                             ---------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                THIS PROSPECTUS. ANY REPRESENTATION TO THE
                      CONTRARY IS A CRIMINAL OFFENSE.

                              -------------------

    The Securities may be sold through Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S") as agent or may be offered and reoffered through, or through underwriting syndicates managed or co-managed by, one or more underwriters, including MLPF&S, or directly to purchasers by the Company. The Securities may not be sold without delivery of a Prospectus Supplement describing such issue of Securities, the method and terms of offering thereof or of a Terms Sheet, the names of any agents or underwriters and any applicable commissions or discounts.

                             ---------------------

                 The date of this Prospectus is April 28, 1997.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy and information statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Midwest Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and Northeast Regional Office, Seven World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Reports, proxy and information statements and other information concerning the Company may also be inspected at the offices of the New York Stock Exchange, the American Stock Exchange, the Chicago Stock Exchange and the Pacific Exchange. The Commission maintains a Web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The Company's Annual Report on Form 10-K for the year ended December 27, 1996 and Current Reports on Form 8-K dated January 13, 1997, January 27, 1997, February 25, 1997, March 14, 1997 and April 15, 1997 filed pursuant to Section 13 of the Exchange Act, are hereby incorporated by reference into this Prospectus.

    All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, ON WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY (WITHOUT EXHIBITS OTHER THAN EXHIBITS SPECIFICALLY INCORPORATED BY REFERENCE) OF ANY OR ALL DOCUMENTS INCORPORATED BY REFERENCE INTO THIS PROSPECTUS. REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO MR. GREGORY T. RUSSO, SECRETARY, MERRILL LYNCH & CO., INC., 100 CHURCH STREET, 12TH FLOOR, NEW YORK, NEW YORK 10080-6512; TELEPHONE NUMBER (212) 602-8435.

                           MERRILL LYNCH & CO., INC.

    Merrill Lynch & Co., Inc. is a holding company that, through its subsidiaries and affiliates, provides investment, financing, insurance, and related services on a global basis. Its principal subsidiary, MLPF&S, one of the largest securities firms in the world, is a leading broker in securities, options contracts, and commodity and financial futures contracts; a leading dealer in options and in corporate and municipal securities; a leading investment banking firm that provides advice to, and raises capital for, its clients; and an underwriter of selected insurance products. Other subsidiaries provide financial services on a global basis similar to those of MLPF&S and are engaged in such other activities as international banking, lending, and providing other investment and financing services. Merrill Lynch International Incorporated, through subsidiaries and affiliates, provides investment, financing, and related services outside the United States and Canada. Merrill Lynch Asset Management, LP and Fund Asset Management, LP together constitute one of the largest mutual fund managers in the world and provide investment advisory services. Merrill Lynch Government Securities Inc. is a primary dealer in obligations issued or guaranteed by the U.S. Government and its agencies. Merrill Lynch Capital Services, Inc., Merrill Lynch Derivative Products AG, and Merrill Lynch Capital Markets PLC are the Company's primary derivative product dealers and enter into interest rate and currency swaps and other derivative transactions as intermediaries and as principals. The Company's insurance underwriting operations consist of the underwriting of life insurance and annuity products. Banking, trust, and mortgage lending operations conducted through subsidiaries of the Company include issuing certificates of deposit, offering money market deposit accounts, making secured loans, and providing foreign exchange facilities and other related services.

    The principal executive office of the Company is located at World Financial Center, North Tower, 250 Vesey Street, New York, New York 10281; its telephone number is (212) 449-1000.

                                USE OF PROCEEDS

    The Company intends to use the net proceeds from the sale of the Securities for general corporate purposes. Such uses may include the funding of investments in, or extensions of credit to, its subsidiaries, the funding of assets held by the Company or its subsidiaries, including securities inventories, customer receivables and loans (including business loans, home equity loans and loans in connection with investment banking-related merger and acquisition activities) and the lengthening of the average maturity of the Company's borrowings (including the refunding of maturing indebtedness). The precise amount and timing of investments in, and extensions of credit to, its subsidiaries will depend upon their funding requirements and the availability of other funds to the Company and its subsidiaries. Pending such applications, the net proceeds will be temporarily invested or applied to the reduction of short-term indebtedness. A substantial portion of the proceeds from the sale of any Currency Warrants or Index Warrants may be used to hedge market risks with respect to such Warrants. Management of the Company expects that it will, on a recurrent basis, engage in additional financings as the need arises to finance the growth of the Company or to lengthen the average maturity of its borrowings. To the extent that Securities being purchased for resale by MLPF&S are not resold, the aggregate proceeds to the Company and its subsidiaries would be reduced.

                         SUMMARY FINANCIAL INFORMATION

    The following summary of consolidated financial information was derived from, and is qualified in its entirety by reference to, the financial statements and other information and data contained in the Company's Annual Report on Form 10-K for the year ended December 27, 1996. See "Incorporation of Certain Documents by Reference". The year-end results include 52 weeks for 1992, 1994, 1995, and 1996 and 53 weeks for 1993.

    The Company conducts its business in highly volatile markets. Consequently, the Company's results can be affected by many factors, including general market conditions, the liquidity of secondary markets, the level and volatility of interest rates and currency values, the valuation of securities positions, competitive conditions, and the size, number, and timing of transactions. In periods of unfavorable market activity, profitability can be adversely affected because certain expenses remain relatively fixed. As a result, net earnings and revenues can vary significantly from period to period.

                                                                        YEAR ENDED LAST FRIDAY IN DECEMBER
                                                            ----------------------------------------------------------
                                                               1992        1993        1994        1995        1996
                                                            ----------  ----------  ----------  ----------  ----------

                                                                           (IN MILLIONS, EXCEPT RATIOS)
Revenues..................................................  $   13,413  $   16,588  $   18,234  $   21,513  $   25,011
Net revenues(1)...........................................  $    8,577  $   10,558  $    9,625  $   10,265  $   13,116
Earnings before income taxes and cumulative effect of
  changes in accounting principles(2).....................  $    1,621  $    2,425  $    1,730  $    1,811  $    2,566
Cumulative effect of changes in accounting principles (net
  of applicable income taxes)(2)..........................  $      (58) $      (35)     --          --          --
Net earnings(2)...........................................  $      894  $    1,359  $    1,017  $    1,114  $    1,619
Ratio of earnings to fixed charges(3).....................         1.3         1.4         1.2         1.2         1.2
Total assets(4)...........................................  $  107,024  $  152,910  $  163,749  $  176,857  $  213,016
Long-term borrowings(5)...................................  $   10,871  $   13,469  $   14,863  $   17,340  $   26,102
Stockholders' equity(6)...................................  $    4,569  $    5,486  $    5,818  $    6,141  $    6,892

------------------------

(1) Net revenues are revenues net of interest expense.

(2) Net earnings for 1992 have been reduced by $58 million to reflect the adoption of Statement of Financial Accounting Standards ("SFAS") No. 106, EMPLOYERS' ACCOUNTING FOR POSTRETIREMENT BENEFITS OTHER THAN PENSIONS, and SFAS No. 109, ACCOUNTING FOR INCOME TAXES. Net earnings for 1993 were reduced by $35 million to reflect the adoption of SFAS No. 112, EMPLOYERS' ACCOUNTING FOR POSTEMPLOYMENT BENEFITS.

(3) For the purpose of calculating the ratio of earnings to fixed charges, "earnings" consists of earnings from continuing operations before income taxes and fixed charges. "Fixed charges" consists of interest costs, amortization of debt expense, preferred stock dividend requirements of majority-owned subsidiaries, and that portion of rentals estimated to be representative of the interest factor.

(4) In 1994, the Company adopted Financial Accounting Standards Board ("FASB") Interpretation No. 39, "OFFSETTING OF AMOUNTS RELATED TO CERTAIN CONTRACTS", and FASB Interpretation No. 41, "OFFSETTING OF AMOUNTS RELATED TO CERTAIN REPURCHASE AND REVERSE REPURCHASE AGREEMENTS", which increased assets and liabilities at December 30, 1994 by approximately $8,500 million.

(5) To finance its diverse activities, the Company and certain of its subsidiaries borrow substantial amounts of short-term funds on a regular basis. Although the amount of short-term borrowings varies significantly with the level of general business activity, on December 27, 1996, $2,733 million of bank loans and $23,558 million of commercial paper were outstanding. In addition, certain of the Company's subsidiaries lend securities and enter into repurchase agreements to obtain financing. At

                                         (FOOTNOTES CONTINUED ON FOLLOWING PAGE)

(FOOTNOTES CONTINUED FROM PRECEDING PAGE)

    December 27, 1996, cash deposits for securities loaned and securities sold under agreements to repurchase amounted to $2,751 million and $62,669 million, respectively. From December 28, 1996 to April 24, 1997, long-term borrowings, net of repayments and repurchases, increased by approximately $5,426 million.

(6) On February 6, 1997, Merrill Lynch Preferred Capital Trust II (the "Trust"), issued $300 million of 8% Trust Originated Preferred Securities(SM). The Trust holds preferred securities of a partnership that is also a subsidiary of the Company. The assets of the partnership consist primarily of debt securities of the Company and one of its subsidiaries. The Company has guaranteed, on a subordinated basis, certain payments by the Trust and the partnership.

FISCAL YEAR 1996

    Financial markets were strong in 1996, led by a stable U.S. economy and heightened individual and institutional investor activity. Low interest rates and strong cash flows into mutual funds combined to make 1996 a record-breaking year in U.S. equity markets and led to significant gains in most international markets.

    Net earnings for 1996 were a record $1,619 million, up 45% from $1,114 million in 1995. Earnings per common share were $8.20 primary and $8.06 fully diluted, compared with $5.44 primary and $5.42 fully diluted in 1995. Total revenues were a record $25,011 million, up 16% from 1995. Net revenues (revenues after interest expense) totaled $13,116 million in 1996, up 28% from 1995.

    Commission revenues increased 21% to a record $3,786 million from $3,126 million in 1995, due primarily to higher levels of listed and over-the-counter securities transactions and mutual fund commissions. Commissions from listed and over-the-counter securities were up as a result of higher trading volumes on the New York Stock Exchange, Nasdaq, and most international exchanges. Mutual fund commission revenues rose primarily as a result of strong sales of U.S. funds and higher distribution fees from deferred-charge funds.

    Interest and dividend revenues increased 6% to $12,899 million from $12,221 million in 1995. Interest expense, which includes dividend expense, increased 6% from 1995 to $11,895 million. Net interest and dividend profit was $1,004 million, up 3% from $973 million in 1995 resulting from increases in interest spreads as the U.S. Treasury yield curve steepened for a portion of the year.

    Principal transactions revenues rose 37% from 1995 to a record $3,454 million due to favorable market conditions, highlighted by rising stock prices, low interest rates, and narrowing credit spreads. These conditions led to increased customer demand particularly for higher yielding securities.

    Equities and equity derivative trading revenues increased 25% to $1,138 million, due principally to higher trading revenues from international equities and over-the-counter securities. International equities trading revenues benefited primarily from improved market conditions and increased capacity due to the acquisition of Smith New Court PLC in the third quarter of 1995. Over-the-counter securities trading revenues were up as a result of record Nasdaq volume.

    Taxable fixed-income trading revenues increased 87% to $966 million primarily due to higher revenues from mortgage-backed products, non-U.S. governments and agencies securities, and money market instruments. The increase in mortgage-backed securities trading revenues was attributable to improved liquidity in this market and increased customer demand compared with a year ago. Trading revenues from non-U.S. governments and agencies securities advanced due in part to increased customer

------------------------

(SM) Trust Originated Preferred Securities is a service mark of Merrill Lynch & Co., Inc.

demand for higher yields associated with emerging market securities. Trading revenues from money market instruments benefited from increased floating-rate note activity in European markets.

    Interest rate and currency swaps trading revenues rose 22% to $893 million due to higher revenues from both non-U.S. and U.S. dollar-denominated transactions. Municipal securities revenues were up 19% to $323 million as a result of increased investor demand for tax-advantaged products. Foreign exchange and commodities trading revenues, in the aggregate, increased 56% to $134 million. Higher volume led to increased foreign exchange trading revenues as the U.S. dollar strengthened versus most currencies, particularly the Japanese yen and German mark.

    Investment banking revenues advanced to a record $1,945 million, up 49% from $1,308 million in 1995. Underwriting fees were higher in virtually all products due to record equity and debt underwriting volume industrywide. Strategic services revenues benefited from strong merger and acquisition activity industrywide and significant gains in market share.

    Asset management and portfolio service fees were a record $2,261 million in 1996, up 20% from $1,890 million in 1995, as a result of strong inflows of client assets and net asset appreciation. Other revenues were up 48% to $666 million primarily due to an increase in realized investment gains of $171 million, of which $155 million related to the sale of one-third of Merrill Lynch's minority interest in Bloomberg L.P., and a $40 million increase in gains from real estate transactions, primarily sales of mortgages to Real Estate Mortgage Investment Conduits ("REMICs").

    Non-interest expenses were $10,550 million, up 25% from $8,454 million in 1995. Compensation and benefits expense, which represented approximately 64% of non-interest expenses, increased 27% during 1996 due to higher incentive and production-related compensation and an 8% increase in the number of full-time employees. Compensation and benefits expense was 51.1% of net revenues for 1996, compared with 51.3% in 1995.

    Non-interest expenses excluding compensation and benefits, rose 21% to $3,846 million. A significant component of the increase related to strategic investments to upgrade technology and processing capabilities.

    Communications and equipment rental expense was up 15% from 1995 due to increased computer maintenance costs related to system initiatives, as well as higher levels of business activity. Depreciation and amortization expense rose 12% from 1995 due primarily to purchases of technology-related equipment during the past year. Higher systems development and management consulting costs led to a 37% increase in professional fees.

    Occupancy costs rose 13%, primarily as a result of a non-recurring pretax charge of $40 million. This charge related to the rejection in bankruptcy of the long-term sublease agreement with Olympia & York for space in the World Financial Center, South Tower, which led to a difference between expected rents from sublessees and the Company's lease obligation for the space. Advertising and market development costs rose 29% due to increased international travel and higher production-related recognition programs. Brokerage, clearing, and exchange fees were up 15% as a result of higher securities volume, particularly in international markets. Other expenses were up 23% from 1995 due in part to provisions related to various business activities and goodwill amortization.

    Income tax expense totaled $947 million for 1996. The effective tax rate in 1996 was 36.9%, compared with 38.5% a year ago. The effective tax rate decreased in 1996 primarily as a result of tax benefits associated with non-U.S. operations.

CERTAIN BALANCE SHEET INFORMATION AS OF DECEMBER 27, 1996

    The Company believes that its equity base is adequate relative to the level and composition of its assets and the mix of its business.

    In the normal course of business, the Company underwrites, trades, and holds non-investment grade cash instruments in connection with its investment banking, market-making, and derivative structuring activities. During the past year, non-investment grade trading inventories increased to satisfy growing client demand for higher-yielding investments, including emerging market and other non-U.S. securities.

    At December 27, 1996, non-investment grade trading assets and liabilities for cash instruments were $7,585 million and $905 million, respectively. Derivative contracts in a gain position with non-investment grade counterparties totaled $2,470 million at December 27, 1996. Collateral held to mitigate the risk associated with these derivative contracts was $848 million.

    Derivatives may also expose the Company to credit risk related to the underlying security. In addition, derivatives may subject the Company to credit spread risk in that changes in the credit quality of the underlying securities may impact the derivatives' fair values. At December 27, 1996, trading assets and liabilities, representing the fair value of derivatives with non-investment grade underlying securities, were $63 million and $64 million, respectively. Derivative contracts with notional amounts (calculated as notional subject to the strike or reference price) of $2,895 million were subject to credit risk related to non-investment grade underlying securities at December 27, 1996.

    The Company engages in hedging strategies to reduce its exposure associated with non-investment grade positions by purchasing an option to sell the related security or by entering into an offsetting derivative contract. The Company also uses non-investment grade trading inventories, principally non-U.S. governments and agencies securities, to hedge the exposure arising from structured derivative transactions. At December 27, 1996, the credit risk of non-investment grade positions was hedged by cash instruments of $905 million and derivatives with notional amounts of $1,311 million.

    At December 27, 1996, the largest non-investment grade concentration consisted of various sovereign and corporate issues of a South American country totaling $1.0 billion, which primarily represented hedges of other financial instruments. At December 27, 1996, the Company held an aggregate carrying value of $133 million in debt and equity securities of issuers in various stages of bankruptcy proceedings or in default, of which 58% resulted from the Company's market-making activities in such securities. In addition, the Company held distressed bank loans totaling $351 million at year-end 1996.

    The Company's insurance subsidiaries also hold non-investment grade securities that are classified as available-for-sale and are carried at fair value. Non-investment grade insurance securities were $206 million at December 27, 1996.

    At December 27, 1996 the carrying value of extensions of credit provided to corporations entering into leveraged transactions aggregated $340 million (excluding unutilized lines of credit and other lending commitments of $301 million), consisting primarily of senior term and subordinated financings to 36 medium-sized companies. Subsequent to year end, a $125 million loan commitment was extended, which was reduced to $10 million through syndication. At December 27, 1996, the Company had a bridge loan outstanding of $31 million, which was repaid subsequent to year end. Direct equity investment made in conjunction with the Company's investment and merchant banking activities aggregated $113 million at December 27, 1996, representing investments in 48 enterprises. At December 27, 1996, the Company held interests in partnerships, totaling $104 million (recorded on the cost basis) that invest in highly leveraged transactions. At December 27, 1996, the Company also committed to invest an additional $82 million in partnerships that invest in leveraged transactions.

    No one industry sector accounted for more than 24% of total non-investment grade positions and highly leveraged transactions.

                         DESCRIPTION OF DEBT SECURITIES

    Unless otherwise specified in a Prospectus Supplement, the Senior Debt Securities are to be issued under an indenture (the "1983 Indenture"), dated as of April 1, 1983, as amended and restated, between the Company and The Chase Manhattan Bank, formerly known as Chemical Bank (successor by merger to Manufacturers Hanover Trust Company), as trustee or issued under an indenture (the "1993 Indenture"), dated as of October 1, 1993, between the Company and The Chase Manhattan Bank (successor by merger to The Chase Manhattan Bank, N.A.), as trustee (each, a "Senior Debt Trustee"). The 1983 Indenture and the 1993 Indenture are referred to herein as the "Senior Indentures". The Subordinated Debt Securities are to be issued under an indenture (the "Subordinated Indenture"), between the Company and The Chase Manhattan Bank, formerly known as Chemical Bank, as trustee (the "Subordinated Debt Trustee"). The Senior Debt Securities and Subordinated Debt Securities may also be issued under one or more other indentures (each, a "Subsequent Indenture") and have one or more other trustees (each, a "Subsequent Trustee"). Any Subsequent Indenture relating to Senior Debt Securities will have terms and conditions identical in all material respects to the above-referenced Senior Indentures and any Subsequent Indenture relating to Subordinated Debt Securities will have terms and conditions identical in all material respects to the above-referenced Subordinated Indenture, including, but not limited to, the applicable terms and conditions described below. Any Subsequent Indenture relating to a series of Debt Securities, and the trustee with respect thereto, will be identified in the applicable Prospectus Supplement. The Senior Indentures, the Subordinated Indenture and any Subsequent Indentures (whether senior or subordinated) are referred to herein as the "Indentures"; and the Senior Debt Trustees, the Subordinated Debt Trustee and any Subsequent Trustees are referred to herein as the "Trustees". A copy of each Indenture is filed (or, in the case of a Subsequent Indenture, will be filed) as an exhibit to the registration statements relating to the Securities (collectively, the "Registration Statement"). The following summaries of certain provisions of the Indentures do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the respective Indentures, including the definitions therein of certain terms.

GENERAL

    Each Indenture provides that Debt Securities (Senior Debt Securities in the case of the Senior Indentures or a Subsequent Indenture for Senior Debt Securities, and Subordinated Debt Securities in the case of the Subordinated Indenture or a Subsequent Indenture for Subordinated Debt Securities) may be issued thereunder, without limitation as to aggregate principal amount, in one or more series, by the Company from time to time upon satisfaction of certain conditions precedent, including the delivery by the Company to the applicable Trustee of a resolution of the Board of Directors, or the Executive Committee thereof, of the Company which fixes or provides for the establishment of terms of such Debt Securities, including: (1) the aggregate principal amount of such Debt Securities and whether there is any limit upon the aggregate principal amount of such Debt Securities that may be subsequently issued; (2) the date on which such Debt Securities will mature; (3) the principal amount payable with respect to such Debt Securities whether at maturity or upon earlier acceleration, and whether such principal amount will be determined with reference to an index, formula or other method; (4) the rate or rates per annum (which may be fixed or variable) at which such Debt Securities will bear interest, if any; (5) the dates on which such interest, if any, will be payable;
(6) the provisions for redemption of such Debt Securities, if any, the redemption price and any remarketing arrangements relating thereto; (7) the sinking fund requirements, if any, with respect to such Debt Securities; (8) whether such Debt Securities are denominated or provide for payment in United States dollars or a foreign currency or units of two or more of such foreign currencies; (9) the form (registered or bearer or both) in which such Debt Securities may be issued and any restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of such Debt Securities in either form; (10) whether and under what circumstances the Company will pay additional amounts ("Additional Amounts") in respect of such Debt Securities held by a person who is not a U.S. person (as defined in the Prospectus Supplement, as applicable) in respect of specified taxes, assessments or other governmental charges and whether the Company has the option to redeem the affected Debt Securities rather than pay such Additional Amounts; (11) whether such Debt Securities are to be issued in global form; (12) the title of the Debt Securities and the series of which such Debt Securities shall be a part; (13) the denominations of such Debt Securities and (14) whether, and the terms and conditions relating to when, the Company may satisfy certain of its obligations with respect to such Debt Securities with regard to payment upon maturity, or any redemption or required repurchase or in connection with any exchange provisions by delivering to the Holders thereof securities (whether or not issued by, or the obligation of, the Company) or a combination of cash, other securities and/or property. Reference is made to the Prospectus Supplement for the terms of the Debt Securities being offered thereby, including whether such Debt Securities are Senior Debt Securities or Subordinated Debt Securities. The Company may elect to deliver to purchasers of Securities a Terms Sheet instead of a Prospectus. This Prospectus may be delivered prior to or concurrently with a Terms Sheet. Debt Securities may also be issued under the Indentures upon the exercise of Debt Warrants. See "Description of Debt Warrants". Nothing in the Indentures or in the terms of the Debt Securities will prohibit the issuance of securities representing subordinated indebtedness that is senior or junior to the Subordinated Debt Securities.

    The Debt Securities will be issued, to the extent provided in the Prospectus Supplement, in fully registered form without coupons, and/or in bearer form with or without coupons, and in denominations set forth in the Prospectus Supplement. No service charge will be made for any registration of transfer of registered Debt Securities or exchange of Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charges that may be imposed in connection therewith. Each Indenture provides that Debt Securities issued thereunder may be issued in global form. If any series of Debt Securities is issuable in global form, the applicable Prospectus Supplement will describe the circumstances, if any, under which beneficial owners of interest in any such global Debt Securities may exchange such interests for Debt Securities of such series and of like tenor and principal amount in any authorized form and denomination. Principal of, and any premium, Additional Amounts and interest on, a global Debt Security will be payable in the manner described in the applicable Prospectus Supplement.

    The provisions of the Indentures described above provide the Company with the ability, in addition to the ability to issue Debt Securities with terms different from those of Debt Securities previously issued, to "reopen" a previous issue of a series of Debt Securities and issue additional Debt Securities of such series.

    The Senior Debt Securities will be unsecured and will rank pari passu with all other unsecured and unsubordinated indebtedness of the Company. The Subordinated Debt Securities will be unsecured and will be subordinated to all existing and future Senior Indebtedness (as defined below) of the Company. Since the Company is a holding company, the right of the Company, and hence the right of creditors of the Company (including the Holders of the Debt Securities), to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of the Company itself as a creditor of the subsidiary may be recognized. In addition, dividends, loans and advances from certain subsidiaries, including MLPF&S, to the Company are restricted by net capital requirements under the Exchange Act and under rules of certain exchanges and other regulatory bodies.

    Principal and any interest, premium and Additional Amounts will be payable in the manner, at the places and subject to the restrictions set forth in the applicable Indenture, the Debt Securities and the Prospectus Supplement relating thereto, provided that payment of any interest and any Additional Amounts may be made at the option of the Company by check mailed to the holders of registered Debt Securities at their registered addresses.

    Debt Securities may be presented for exchange, and registered Debt Securities may be presented for transfer, in the manner, at the places and subject to the restrictions set forth in the applicable Indenture, the Debt Securities and the Prospectus Supplement relating thereto. Debt Securities in bearer form and the coupons, if any, pertaining thereto will be transferable by delivery. No service charge will be made for any transfer or exchange of Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

MERGER AND CONSOLIDATION

    The Company may consolidate or merge with or into any other corporation, and the Company may sell, lease or convey all or substantially all of its assets to any corporation, provided that (i) the corporation (if other than the Company) formed by or resulting from any such consolidation or merger or which shall have received such assets shall be a corporation organized and existing under the laws of the United States of America or a state thereof and shall assume payment of the principal of, and any premium, Additional Amounts or interest on, the Debt Securities and the performance and observance of all of the covenants and conditions of the Indentures to be performed or observed by the Company, and
(ii) the Company or such successor corporation, as the case may be, shall not immediately thereafter be in default under the Indentures.

MODIFICATION AND WAIVER

    Modification and amendment of each Indenture may be effected by the Company and the applicable Trustee with the consent of the Holders of at least 66 2/3% in principal amount of the Outstanding Debt Securities of each series issued pursuant to such Indenture and affected thereby, provided that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby, (a) change the Stated Maturity of, or any installment of interest or Additional Amounts on, any Debt Security or any premium payable on the redemption thereof, or change the Redemption Price;
(b) reduce the principal amount of, or the interest or Additional Amounts payable on, any Debt Security or reduce the amount of principal which could be declared due and payable prior to the Stated Maturity; (c) change the place or currency of any payment of principal of, or any premium, interest or Additional Amounts on, any Debt Security; (d) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security; (e) reduce the percentage in principal amount of the Outstanding Debt Securities of any series, the consent of whose Holders is required to modify or amend such Indenture; or (f) modify the foregoing requirements or reduce the percentage of Outstanding Debt Securities necessary to waive any past default to less than a majority. No modification or amendment of the Subordinated Indenture or any Subsequent Indenture for Subordinated Debt Securities may adversely affect the rights of any Holder of Senior Indebtedness without the consent of such Holder. Except with respect to certain fundamental provisions, the Holders of at least a majority in principal amount of Outstanding Debt Securities of any series may, with respect to such series, waive past defaults under the applicable Indenture and waive compliance by the Company with certain provisions of such Indenture.

EVENTS OF DEFAULT

    Under each Indenture, the following will be Events of Default with respect to Debt Securities of any series issued thereunder: (a) default in the payment of any interest or Additional Amounts upon any Debt Security of that series when due, and such default has continued for 30 days; (b) default in the payment of any principal of or premium, if any, on any Debt Security of that series when due; (c) default in the deposit of any sinking fund payment, when due, in respect of any Debt Security of that series; (d) default in the performance of any other covenant of the Company contained in such Indenture for the benefit of such series or in the Debt Securities of such series, and such default has continued for 60 days after written notice as provided in such Indenture; (e) certain events in bankruptcy, insolvency or reorganization; and (f) any other Event of Default provided with respect to Debt Securities of that series. The applicable Trustee or the Holders of 25% in principal amount of the Outstanding Debt Securities of that series may declare the principal amount (or such lesser amount as may be provided for in the Debt Securities of that series) of all Outstanding Debt Securities of that series and the interest accrued thereon and Additional Amounts payable in respect thereof, if any, to be due and payable immediately if an Event of Default with respect to Debt Securities of such series shall occur and be continuing at the time of declaration. At any time after a declaration of acceleration has been made with respect to Debt Securities of any series but before a judgment or decree for payment of money due has been obtained by the applicable Trustee, the Holders of a majority in principal amount of the Outstanding Debt Securities of that series may rescind any declaration of acceleration and its consequences, provided that all payments due (other than those due as a result of acceleration) have been made and all Events of Default have been remedied or waived. Any Event of Default with respect to Debt Securities of any series may be waived by the Holders of a majority in principal amount of all Outstanding Debt Securities of that series, except in a case of failure to pay principal of or premium, if any, or interest or Additional Amounts, if any, on any Debt Security of that series for which payment had not been subsequently made or in respect of a covenant or provision which cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security of such series affected.

    The Holders of a majority in principal amount of the Outstanding Debt Securities of a series may direct the time, method and place of conducting any proceeding for any remedy available to the applicable Trustee or exercising any trust or power conferred on such Trustee with respect to Debt Securities of such series, provided that such direction shall not be in conflict with any rule of law or the applicable Indenture. Subject to the provisions of each Indenture relating to the duties of the appropriate Trustee, before proceeding to exercise any right or power under an Indenture at the direction of such Holders, the applicable Trustee shall be entitled to receive from such Holders reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in complying with any such direction.

    The Company will be required to furnish to each Trustee annually a statement as to the fulfillment by the Company of all of its obligations under the applicable Indenture.

SPECIAL TERMS RELATING TO THE SENIOR DEBT SECURITIES

LIMITATIONS UPON LIENS

    The Senior Indentures provide that the Company may not, and may not permit any Subsidiary to, create, assume, incur or permit to exist any indebtedness for borrowed money secured by a pledge, lien or other encumbrance (except for certain liens specifically permitted by the Senior Indentures) on the Voting Stock owned directly or indirectly by the Company of any Subsidiary (other than a Subsidiary which, at the time of incurrence of such secured indebtedness, has a net worth of less than $3,000,000) without making effective provision whereby the Outstanding Senior Debt Securities will be secured equally and ratably with such secured indebtedness.

LIMITATIONS ON DISPOSITION OF VOTING STOCK OF, AND MERGER AND SALE OF ASSETS BY,
  MLPF&S

    The Senior Indentures provide that the Company may not sell, transfer or otherwise dispose of any Voting Stock of MLPF&S or permit MLPF&S to issue, sell or otherwise dispose of any of its Voting Stock, unless, after giving effect to any such transaction, MLPF&S remains a Controlled Subsidiary (defined in the Senior Indentures to mean a corporation more than 80% of the outstanding shares of Voting Stock of which are owned directly or indirectly by the Company). In addition, the Senior Indentures provide that the Company may not permit MLPF&S to (i) merge or consolidate, unless the surviving company is a Controlled Subsidiary, or (ii) convey or transfer its properties and assets substantially as an entirety, except to one or more Controlled Subsidiaries.

SPECIAL TERMS RELATING TO THE SUBORDINATED DEBT SECURITIES

    Upon any distribution of assets of the Company resulting from any dissolution, winding up, liquidation or reorganization, payments on Subordinated Debt Securities are to be subordinated to the extent provided in the Subordinated Indenture in right of payment to the prior payment in full of all Senior Indebtedness, but the obligation of the Company to make payments on the Subordinated Debt Securities will not otherwise be affected. No payment on Subordinated Debt Securities may be made at any time when there is a default in the payment of any principal, premium, interest, Additional Amounts, if any, or sinking fund of or on any Senior Indebtedness. Holders of Subordinated Debt Securities will be subrogated to the rights of holders of Senior Indebtedness to the extent of payments made on Senior Indebtedness upon any distribution of assets in any such proceedings out of the distributive shares of Subordinated Debt Securities. By reason of such subordination, in the event of a distribution of assets upon insolvency, certain creditors of the Company may recover more, ratably, than Holders of Subordinated Debt Securities.

    Senior Indebtedness is defined in the Subordinated Indenture as the principal of, premium, if any, and unpaid interest on (a) indebtedness of the Company (including indebtedness of others guaranteed by the Company), other than the Subordinated Debt Securities, whether outstanding on the date of execution of the Subordinated Indenture or thereafter created, incurred, assumed or guaranteed, (i) for money owing to banks, (ii) for money borrowed from sources other than banks or (iii) in connection with the acquisition by the Company or a subsidiary of assets of any kind except in the ordinary course of business, unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is provided that such indebtedness is not superior in right of payment to the Subordinated Debt Securities, and (b) renewals, extensions, modifications and refundings of any such indebtedness. As of December 27, 1996, a total of approximately $53.0 billion of the Company's indebtedness would have been Senior Indebtedness as so defined.

                          DESCRIPTION OF DEBT WARRANTS

    The Company may issue, together with Debt Securities, Currency Warrants or Index Warrants or separately, Debt Warrants for the purchase of Debt Securities. The Debt Warrants are to be issued under debt warrant agreements (each a "Debt Warrant Agreement") to be entered into between the Company and a bank or trust company, as debt warrant agent (the "Debt Warrant Agent"), all as shall be set forth in the Prospectus Supplement relating to Debt Warrants being offered thereby. A copy of the form of Debt Warrant Agreement, including the form of warrant certificates representing the Debt Warrants (the "Debt Warrant Certificates"), reflecting the alternative provisions to be included in the Debt Warrant Agreements that will be entered into with respect to particular offerings of Debt Warrants, is filed as an exhibit to the Registration Statement. The following summaries of certain provisions of the Debt Warrant Agreement and the Debt Warrant Certificates do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Debt Warrant Agreement and the Debt Warrant Certificates, respectively, including the definitions therein of certain terms.

GENERAL

    The applicable Prospectus Supplement will describe the terms of Debt Warrants offered thereby, the Debt Warrant Agreement relating to such Debt Warrants and the Debt Warrant Certificates representing such Debt Warrants, including the following: (1) the designation, aggregate principal amount, price at which such principal amount may be purchased upon exercise and terms of the Debt Securities purchasable upon exercise of such Debt Warrants, including whether such Debt Securities are Senior Debt Securities or Subordinated Debt Securities, and the procedures and conditions relating to the exercise of such Debt Warrants; (2) the designation and terms of any related Debt Securities with which such Debt Warrants are issued, including whether such Debt Securities are Senior Debt Securities or Subordinated Debt Securities, the number of such Debt Warrants issued with each such Debt Security, and the Indenture under which the Debt Securities will be issued; (3) the date, if any, on and after which such Debt Warrants and the related Debt Securities will be separately transferable; (4) the date on which the right to exercise such Debt Warrants shall commence and the date on which such right shall expire (the "Expiration Date"); (5) if the Debt Securities purchasable upon exercise of such Debt Warrants are original issue discount Debt Securities, a discussion of Federal income tax considerations applicable thereto; and (6) whether the Debt Warrants represented by the Debt Warrant Certificates will be issued in registered or bearer form, and, if registered, where they may be transferred and registered.

    Debt Warrant Certificates will be exchangeable for new Debt Warrant Certificates of different denominations and Debt Warrants may be exercised at the corporate trust office of the Debt Warrant Agent or any other office indicated in the Prospectus Supplement. Prior to the exercise of their Debt Warrants, holders of Debt Warrants will not have any of the rights of Holders of the Debt Securities purchasable upon such exercise and will not be entitled to payments of principal of, and any premium, Additional Amounts, if any, or interest on, the Debt Securities purchasable upon such exercise.

EXERCISE OF DEBT WARRANTS

    Each Debt Warrant will entitle the Holder to purchase for cash such principal amount of Debt Securities at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the Prospectus Supplement relating to the Debt Warrants offered thereby. Debt Warrants may be exercised at any time up to the close of business on the Expiration Date set forth in the Prospectus Supplement relating to the Debt Warrants offered thereby. After the close of business on the Expiration Date, unexercised Debt Warrants will become void.

    Debt Warrants may be exercised as set forth in the Prospectus Supplement relating to the Debt Warrants offered thereby. Upon receipt of payment and the Debt Warrant Certificate properly completed and duly executed at the corporate trust office of the Debt Warrant Agent or any other office indicated in the Prospectus Supplement, the Company will, as soon as practicable, forward the Debt Securities purchasable upon such exercise. If less than all of the Debt Warrants represented by such Debt Warrant Certificate are exercised, a new Debt Warrant Certificate will be issued for the remaining amount of Debt Warrants.

                        DESCRIPTION OF CURRENCY WARRANTS

    The Company may issue, together with Debt Securities, Debt Warrants or Index Warrants or separately, Currency Warrants either in the form of Currency Put Warrants entitling the Holders thereof to receive from the Company the cash settlement value in U.S. dollars of the right to sell a specified amount of a specified foreign currency or currency units for a specified amount of U.S. dollars, or in the form of Currency Call Warrants entitling the Holders thereof to receive from the Company the cash settlement value in U.S. dollars of the right to purchase a specified amount of a specified foreign currency or units of two or more currencies for a specified amount of U.S. dollars. The Currency Warrants are to be issued under a currency put warrant agreement or a currency call warrant agreement, as applicable (each a "Currency Warrant Agreement"), to be entered into between the Company and a bank or trust company, as currency warrant agent (the "Currency Warrant Agent"), all as shall be set forth in the applicable Prospectus Supplement. Copies of the forms of Currency Put Warrant Agreement and Currency Call Warrant Agreement, including the forms of warrant certificates representing the Currency Put Warrants and Currency Call Warrants (the "Currency Warrant Certificates"), reflecting the provisions to be included in the Currency Warrant Agreements that will be entered into with respect to particular offerings of Currency Warrants, are filed as exhibits to the Registration Statement. The following summaries of certain provisions of the Currency Warrant Agreements and the Currency Warrant Certificates do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Currency Warrant Agreements and the Currency Warrant Certificates, respectively, including the definitions therein of certain terms.

GENERAL

    The applicable Prospectus Supplement will describe the terms of Currency Warrants offered thereby, the Currency Warrant Agreement relating to such Currency Warrants and the Currency Warrant Certificates representing such Currency Warrants, including the following: (1) whether such Currency Warrants shall be Currency Put Warrants, Currency Call Warrants, or both; (2) the formula for determining the cash settlement value of each Currency Warrant; (3) the procedures and conditions relating to the exercise of such Currency Warrants;
(4) the circumstances which will cause the Currency Warrants to be deemed to be automatically exercised; (5) any minimum number of Currency Warrants which must be exercised at any one time, other than upon automatic exercise; and (6) the date on which the right to exercise such Currency Warrants shall commence and the date on which such right shall expire (the "Expiration Date"), provided that the commencement date and the Expiration Date may be the same date.

BOOK-ENTRY PROCEDURES

    Except as may otherwise be provided in an applicable Prospectus Supplement, the Currency Warrants will be issued in the form of global Currency Warrant Certificates, registered in the name of a depository or its nominee. Beneficial owners will not be entitled to receive definitive certificates representing Currency Warrants. Ownership of a Currency Warrant will be recorded on or through the records of the brokerage firm or other entity that maintains a beneficial owner's account. In turn, the total number of Currency Warrants held by an individual brokerage firm for its clients will be maintained on the records of the depository in the name of such brokerage firm or its agent. Transfer of ownership of any Currency Warrant will be effected only through the selling beneficial owner's brokerage firm.

EXERCISE OF CURRENCY WARRANTS

    Each Currency Warrant will entitle the Holder to the cash settlement value of such Currency Warrant on the applicable Exercise Date, in each case as such terms will be defined in the applicable Prospectus Supplement. If a Currency Warrant has more than one exercise date and is not exercised prior to 1:30 P.M., New York City time, on the fifth New York Business Day preceding the Expiration Date, Currency Warrants will be deemed automatically exercised.

LISTING

    Each issue of Currency Warrants will be listed on a national securities exchange, subject only to official notice of issuance, as a condition of sale of any such Currency Warrants. In the event that the Currency Warrants are delisted from, or permanently suspended from trading on, such exchange, the Expiration Date for such Currency Warrants will be the date such delisting or trading suspension becomes effective and Currency Warrants not previously exercised will be deemed automatically exercised on the business day immediately preceding such Expiration Date. The applicable Currency Warrant Agreement will contain a covenant of the Company not to seek delisting of the Currency Warrants, or suspension of their trading, on such exchange.

                         DESCRIPTION OF INDEX WARRANTS

    The Company may issue from time to time Index Warrants consisting of put warrants (the "Index Put Warrants") or call warrants (the "Index Call Warrants"). The Index Warrants will entitle the holders to receive from the Company a payment or delivery, subject to applicable law, determined by reference to decreases (in the case of Index Put Warrants) or to increases (in the case of Index Call Warrants) in the level of an index or portfolio based on one or more equity or debt securities (including the price or yield of such securities), any statistical measure of economic or financial performance (including any consumer price, currency or mortgage index) or the price or value of any commodity or any combination thereof (the "Index"). Unless otherwise specified in the accompanying Prospectus Supplement, payments, if any, upon exercise (or deemed exercise) of the Index Warrants will be made in U.S. dollars. The Index Warrants will be offered on terms to be determined at the time of sale.

GENERAL

    The applicable Prospectus Supplement will describe the Index Warrant Agreement or Index Warrant Trust Indenture (each as defined below), as the case may be, relating to the Index Warrants being offered thereby and the terms of such Index Warrants, including, without limitation: (i) whether the Index Warrants to be issued will be Index Put Warrants, Index Call Warrants or both;
(ii) the aggregate number and initial public offering price or purchase price;
(iii) the Index for such Index Warrants; (iv) whether the Index Warrants will be deemed exercised as of a specified date or whether the Index Warrants may be exercised during a period and the date on which the right to exercise such Index Warrants commences and the date on which such right expires; (v) the manner in which such Index Warrants may be exercised and any restrictions on, or other special provisions relating to, the exercise of such Index Warrants; (vi) the minimum number, if any, of such Index Warrants exercisable at any one time;
(vii) the maximum number, if any, of such Index Warrants that may, subject to the Company's election, be exercised by all Index Warrantholders (or by any person or entity) on any day; (viii) any provisions permitting an Index Warrantholder to condition an exercise notice on the absence of certain specified changes in the level of the applicable Index after the exercise date, any provisions permitting the Company to suspend exercise of such Index Warrants based on market conditions or other circumstances and any other special provision relating to the exercise of such Index Warrants; (ix) any provisions for the automatic exercise of such Index Warrants other than at expiration; (x) any provisions permitting the Company to cancel such Index Warrants upon the occurrence of certain events; (xi) any additional circumstances which would constitute an Event of Default with respect to such Index Warrants; (xii) the method of determining (a) the payment or delivery, if any, to be made in connection with the exercise or deemed exercise of such Index Warrants (the "Settlement Value"), (b) the minimum payment or delivery, if any, to be made upon expiration of such Index Warrants (the "Minimum Expiration Value"), (c) the payment or delivery to be made upon the exercise of any right which the Company may have to cancel such Index Warrants and (d) the value of the Index; (xiii) in the case of Index Warrants relating to an Index for which the trading prices of underlying securities, commodities or rates are expressed in a foreign currency, the method of converting amounts in the relevant foreign currency or currencies into U.S. dollars (or such other currency or composite currency in which the Index Warrants are payable); (xiv) the method of providing for a substitute index or otherwise determining the payment or delivery, if any, to be made in connection with the exercise of such Index Warrants if the Index changes or ceases to be made available by its publisher; (xv) the time or times at which payment or delivery, if any, will be made in respect of such Index Warrants following exercise or deemed exercise; (xvi) the self-regulatory organization on which such Index Warrants will be traded, if any; (xvii) any provisions for issuing such Index Warrants in other than book-entry form; (xviii) if such Index Warrants are not issued in book-entry form, the place or places at which payment or delivery on cancellation, if any, and the Minimum Expiration Value, if any, of such Index Warrants is to be made by the Company; (xix) certain U.S. federal income tax consequences relating to such Index Warrants; and (xx) other specific provisions.

    Except as otherwise provided in the applicable Prospectus Supplement, each issue of Index Warrants will contain the terms set forth below.

    The Index Warrants which are issued without a Minimum Expiration Value will be issued under one or more index warrant agreements (each, an "Index Warrant Agreement") to be entered into between the Company and a bank or trust company, as warrant agent (the "Index Warrant Agent"), all as described in the Prospectus Supplement relating to such Index Warrants. The Index Warrant Agent will act solely as the agent of the Company under the applicable Index Warrant Agreement and will not assume any obligation or relationship of agency or trust for or with any Index Warrantholders. A single bank or trust company may act as Index Warrant Agent for more than one issue of Index Warrants.

    The Index Warrants which are issued with a Minimum Expiration Value will be issued under one or more index warrant trust indentures (each an "Index Warrant Trust Indenture") to be entered into between the Company and a corporation (or other person permitted to so act by the Trust Indenture Act of 1939, as amended from time to time (the "Trust Indenture Act")), to act as trustee (the "Index Warrant Trustee"), all as described in the Prospectus Supplement relative to such Index Warrants. Any Index Warrant Trust Indenture will be qualified under the Trust Indenture Act. To the extent allowed by the Trust Indenture Act, a single qualified corporation may act as Index Warrant Trustee for more than one issue of Index Warrants.

    Forms of Index Warrant Agreement and Index Warrant Trust Indenture and the respective global index warrant certificates related thereto are filed as exhibits to the Registration Statement. The summaries herein of certain provisions of the Index Warrant Agreement, the Index Warrant Trust Indenture and global index warrant certificates do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Index Warrant Agreement, the Index Warrant Trust Indenture and global index warrant certificates, respectively.

    The Company will have the right to "reopen" a previous issue of Index Warrants and to issue additional Index Warrants of such issue without the consent of any Index Warrantholder.

    The Index Warrants involve a high degree of risk, including the risk that the Index Warrants will expire worthless except for the Minimum Expiration Value, if any, of such Index Warrants. Investors should therefore be prepared to sustain a total loss of the purchase price of the Index Warrants (except for the Minimum Expiration Value, if applicable). Investors who consider purchasing Index Warrants should be experienced with respect to options and option transactions and reach an investment decision only after carefully considering the suitability of the Index Warrants in light of their particular circumstances and the information set forth below as well as additional information contained in the Prospectus Supplement relating to such Index Warrants.

    Unless otherwise provided in the Prospectus Supplement, each Index Warrant will entitle Index Warrantholders to receive from the Company upon exercise the Settlement Value of such Index Warrant. Certain Index Warrants issued pursuant to an Index Warrant Trust Indenture will, if specified in the Prospectus Supplement, entitle the Index Warrantholder to receive from the Company, under certain circumstances specified in the Prospectus Supplement, a payment or delivery equal to the greater of the applicable Settlement Value and a Minimum Expiration Value of such Index Warrants. In addition, certain Index Warrants will, if specified in the Prospectus Supplement, entitle Index Warrantholders to receive from the Company a certain payment or delivery upon cancellation of the Index Warrants by the Company, upon the occurrence of specified events. In addition, if so specified in the Prospectus Supplement, following the occurrence of an extraordinary event, the Settlement Value of an Index Warrant may, at the option of the Company, be determined on a different basis, including in connection with automatic exercise at expiration.

    Unless otherwise specified in the related Prospectus Supplement, the Index Warrants will be deemed to be automatically exercised upon expiration or such earlier date that may be specified. Upon such automatic exercise, Index Warrantholders will be entitled to receive a payment or delivery equal to the Settlement Value of the Index Warrants, except that holders of Index Warrants having a Minimum Expiration Value will be entitled to receive a payment or delivery equal to the greater of such Settlement Value and the applicable Minimum Expiration Value. The Minimum Expiration Value may be either a predetermined payment or delivery or a payment or delivery that varies during the term of the Index Warrants in accordance with a schedule or formula. Any Minimum Expiration Value applicable to an issue of Index Warrants, as well as any additional circumstances resulting in the automatic exercise of such Index Warrants, will be specified in the related Prospectus Supplement.

    If so specified in the Prospectus Supplement, the Index Warrants may be canceled by the Company, or the exercise or valuation of, or payment or delivery for, such Index Warrants may be delayed or postponed upon the occurrence of an extraordinary event. Any extraordinary events relating to an issue of Index Warrants will be set forth in the related Prospectus Supplement. Upon cancellation, the related Index Warrantholders will be entitled to receive only the applicable payment or delivery on cancellation specified in such Prospectus Supplement. The payment or delivery on cancellation may be either a predetermined payment or delivery or a payment or delivery that varies during the term of the Index Warrants in accordance with a schedule or formula.

    If the Company defaults with respect to any of its obligations under Index Warrants which are issued with a Minimum Expiration Value pursuant to an Index Warrant Trust Indenture, such default may be waived by the Index Warrantholders of a majority in interest of all outstanding Index Warrants, except a default in the payment or delivery of the Settlement Value, Minimum Expiration Value or cancellation payment or delivery (if applicable) on such Index Warrants or in respect of a covenant or provision of the applicable Index Warrant Trust Indenture which cannot be modified or amended without the consent of the Index Warrantholder of each outstanding Index Warrant affected.

    The Index Warrants are unsecured contractual obligations of the Company and will rank PARI PASSU with the Company's other unsecured contractual obligations and with the Company's unsecured and unsubordinated debt. Since the Company is a holding company, the right of the Company, and hence the right of creditors of the Company (including the Holders of the Debt Securities), to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of the Company itself as a creditor of the subsidiary may be recognized. In addition, dividends, loans and advances from certain subsidiaries, including MLPF&S, to the Company are restricted by net capital requirements under the Exchange Act and under rules of certain exchanges and other regulatory bodies.

    Certain special United States federal income tax considerations may be applicable to instruments such as the Index Warrants. The related Prospectus Supplement will describe such tax considerations. The summary of United States Federal income tax considerations contained in the Prospectus Supplement will be presented for informational purposes only, however, and will not be intended as legal or tax advice to prospective purchasers. Prospective purchasers of Index Warrants are urged to consult their own tax advisors prior to any acquisition of Index Warrants.

BOOK-ENTRY PROCEDURES

    Except as may otherwise be provided in an applicable Prospectus Supplement, Index Warrants will be issued in book-entry form and represented by global Index Warrants, registered in the name of a depository or its nominee. Except as may otherwise be provided in an applicable Prospectus Supplement, Index Warrantholders will not be entitled to receive definitive certificates representing Index Warrants, unless the depository is unwilling or unable to continue as depository or the Company decides to have the Index Warrants represented by definitive certificates. A beneficial owner's interest in an Index Warrant represented by a global Index Warrant will be recorded on or through the records of the brokerage firm or other entity that maintains such beneficial owner's account. In turn, the total number of Index Warrants held by an individual brokerage firm or other entity for its clients will be maintained on the records of the depository in the name of such brokerage firm or other entity or its agent. Transfer of ownership of any Index Warrant will be effected only through the selling beneficial owner's brokerage firm.

LISTING

    Unless otherwise indicated in the Prospectus Supplement, the Index Warrants will be traded pursuant to the rules of a self-regulatory organization as specified in the Prospectus Supplement. It is expected that such self-regulatory organization will cease trading an issue of Index Warrants at the close of business on the related expiration date of such Index Warrants.

MODIFICATION

    Any Index Warrant Agreement or Index Warrant Trust Indenture and the terms of the related Index Warrants may be amended by the Company and the Index Warrant Agent or Index Warrant Trustee, as the case may be (which amendment shall take the form of a supplemental index warrant agreement or supplemental index warrant trust indenture (collectively referred to as "Supplemental Agreements")), without the consent of the holders of any Index Warrants, for the purpose of (i) curing any ambiguity, or of curing, correcting or supplementing any defective or inconsistent provision contained therein, or of making any other provisions with respect to matters or questions arising under the Index Warrant Agreement or Index Warrant Trust Indenture, as the case may be, which shall not be inconsistent with the provisions thereof or of the Index Warrants,
(ii) evidencing the succession of another corporation to the Company and the assumption by any such successor of the covenants of the Company contained in the Index Warrant Agreement or the Index Warrant Trust Indenture, as the case may be, and the Index Warrants, (iii) appointing a successor depository, (iv) evidencing and providing for the acceptance of appointment by a successor Index Warrant Agent or Index Warrant Trustee with respect to the Index Warrants, as the case may be, (v) adding to the covenants of the Company, for the benefit of the Index Warrantholders or surrendering any right or power conferred upon the Company under the Index Warrant Agreement or Index Warrant Trust Indenture, as the case may be, (vi) issuing Index Warrants in definitive form, or (vii) amending the Index Warrant Agreement or Index Warrant Trust Indenture, as the case may be, in any manner which the Company may deem to be necessary or desirable and which will not materially and adversely affect the interests of the Index Warrantholders.

    The Company and the Index Warrant Agent may also amend any Index Warrant Agreement or Index Warrant Trust Indenture, as the case may be, and the terms of the related Index Warrants (which amendment shall take the form of a Supplemental Agreement) with the consent of the Index Warrantholders holding not less than 66 2/3% in number of the then outstanding unexercised Index Warrants affected by such amendment, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Index Warrant Agreement or Index Warrant Trust Indenture, as the case may be, or of modifying in any manner the rights of the Index Warrantholders; provided that no such amendment that (i) changes the determination of the Settlement Value or the payment or delivery to be made on cancellation, if any, or Minimum Expiration Value, if any, of the Index Warrants (or any aspects of such determination) so as to reduce the payment or delivery to be made upon exercise or deemed exercise, (ii) shortens the period of time during which the Index Warrants may be exercised, or otherwise materially and adversely affects the exercise rights of the Index Warrantholders or (iii) reduces the number of outstanding Index Warrants, the consent of whose holders is required for amendment of the Index Warrant Agreement, the Index Warrant Trust Indenture or the terms of the related Index Warrants, may be made without the consent of each Index Warrantholder affected thereby.

EVENTS OF DEFAULT

    Certain events in bankruptcy, insolvency or reorganization of the Company will constitute an Event of Default with respect to Index Warrants having a Minimum Expiration Value which are issued under an Index Warrant Trust Indenture. Upon the occurrence of an Event of Default, the holders of 25% of unexercised Index Warrants may elect to receive a settlement payment or delivery for such unexercised Index Warrants, which will immediately become due to the Index Warrantholders upon such election in an amount equal to the market value of such Index Warrants (assuming the Company's ability to satisfy its obligations under such Index Warrants as they would become due) as of the date the Company is notified of the intended liquidation, as determined by a nationally recognized securities broker-dealer unaffiliated with the Company and mutually selected by the Company and the Index Warrant Trustee.

MERGER, CONSOLIDATION, SALE, LEASE OR OTHER DISPOSITIONS

    The Company may consolidate or merge with or into any other corporation and the Company may sell, lease or convey all or substantially all of its assets to any corporation, provided that (i) the corporation (if other than the Company) formed by or resulting from any such consolidation or merger or which shall have received such assets shall be a corporation organized and existing under the laws of the United States of America or a State thereof and shall assume the Company's obligations in respect of the payment or delivery of the Settlement Value (or any Minimum Expiration Value or cancellation payment or delivery, if applicable) with respect to all the unexercised Index Warrants and the performance and observance of all of the covenants and conditions of the Index Warrant Agreement or Index Warrant Trust Indenture, as the case may be, to be performed or observed by the Company, and (ii) the Company or such successor corporation, as the case may be, shall not immediately be in default under the Index Warrant Agreement or Index Warrant Trust Indenture, as the case may be.

ENFORCEABILITY OF RIGHTS BY INDEX WARRANTHOLDERS

    Any Index Warrantholder may, without the consent of the related Index Warrant Agent, enforce by appropriate legal action, in and for its own behalf, its right to exercise, and receive payment or delivery for, its Index Warrants.

                              PLAN OF DISTRIBUTION

    The Company may sell Securities (i) through MLPF&S as agent, (ii) to the public through, or through underwriting syndicates managed or co-managed by, one or more underwriters, including MLPF&S, or (iii) directly to purchasers. The Prospectus Supplement with respect to the Securities of a particular series describes the terms of the offering of such Securities, including the name of the agent or the name or names of any underwriters, the public offering or purchase price, any discounts and commissions to be allowed or paid to the agent or underwriters, all other items constituting underwriting compensation, the discounts and commissions to be allowed or paid to dealers, if any, and the exchanges, if any, on which the Securities will be listed. Only the agents or underwriters so named in the Prospectus Supplement are agents or underwriters in connection with the Securities offered thereby. Under certain circumstances, the Company may repurchase Securities and reoffer them to the public as set forth above. The Company may also arrange for repurchases and resales of such Securities by dealers.

    If so indicated in the Prospectus Supplement, the Company will authorize underwriters to solicit offers by certain institutions to purchase Debt Securities from the Company pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the Prospectus Supplement. Each such contract will be for an amount not less than, and, unless the Company otherwise agrees, the aggregate principal amount of Debt Securities sold pursuant to such contracts shall not be more than, the respective amounts stated in the Prospectus Supplement. Institutions with whom such contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but shall in all cases be subject to the approval of the Company. Delayed delivery contracts will not be subject to any conditions except that the purchase by an institution of the Debt Securities covered thereby shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject.

    The Company has agreed to indemnify the agent and the several underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended (the "Act"), or contribute to payments the agent or the underwriters may be required to make in respect thereof.

    The distribution of Securities will conform to the requirements set forth in the applicable sections of Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc.

                                    EXPERTS

    The consolidated financial statements and related financial statement schedules of the Company and its subsidiaries included or incorporated by reference in the Company's 1996 Annual Report on Form 10-K, and incorporated by reference in this Prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports incorporated by reference herein. The information under the caption "Summary Financial Information" for each of the five years in the period ended December 27, 1996 included in this Prospectus and the Selected Financial Data under the captions "Operating Results", "Financial Position" and "Common Share Data" for each of the five years in the period ended December 27, 1996 included in the 1996 Annual Report to Stockholders of the Company and incorporated by reference herein, has been derived from consolidated financial statements audited by Deloitte & Touche LLP, as set forth in their reports incorporated by reference herein. Such consolidated financial statements and related financial statement schedules, such Summary Financial Information and Selected Financial Data appearing or incorporated by reference in this Prospectus and the Registration Statement of which this Prospectus is a part, have been included or incorporated herein by reference in reliance upon such reports of Deloitte & Touche LLP given upon their authority as experts in accounting and auditing.

    With respect to unaudited interim financial information for the periods included in the Quarterly Reports on Form 10-Q which are incorporated herein by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their report included in such Quarterly Report on Form 10-Q and incorporated by reference herein, they did not audit and they do not express an opinion on such interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Act for any such report on unaudited interim financial information because any such report is not a "report" or a "part" of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

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                                     [LOGO]

                                2,500,000 UNITS

                           MERRILL LYNCH & CO., INC.

                               NIKKEI 225 MARKET
                         INDEX TARGET-TERM SECURITIESSM
                               DUE JUNE   , 2002
                         "MITTS-REGISTERED TRADEMARK-"

                               ------------------
                             PROSPECTUS SUPPLEMENT
                            ------------------------

                              MERRILL LYNCH & CO.

                                 JUNE   , 1997

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